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                                                                   EXHIBIT 10.53

            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                                 BY AND AMONG

                             IDS ENGINEERING, INC.,
                                THERMAIRE, INC.,
                      CONSTANT POWER MANUFACTURING, INC.,
                         INDUSTRIAL DATA SYSTEMS, INC.,
                        IDS ENGINEERING MANAGEMENT, LC,
                          PETROCON ENGINEERING, INC.,
                   TRIANGLE ENGINEERS AND CONSTRUCTORS, INC.,
                            PETROCON SYSTEMS, INC.,
                    PETROCON ENGINEERING OF LOUISIANA, INC.,
                           R.P.M. ENGINEERING, INC.,
                     PETROCON CONSTRUCTION RESOURCES, INC.,
                        PETROCON TECHNOLOGIES, INC., AND
                     ALLIANCE ENGINEERING ASSOCIATES, INC.,

                                  AS BORROWER,

                           FLEET CAPITAL CORPORATION,

                           AS AGENT AND AS A LENDER,

                                      AND

                        THE OTHER LENDERS PARTY THERETO

                           DATED:  DECEMBER 21, 2001
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                               TABLE OF CONTENTS
                                                                        Page

SECTION 1. CREDIT FACILITY..........................................      3
  1.1  Revolving Credit Loans.......................................      3
       1.1.1  Loans and Reserves....................................      3
       1.1.2  Use of Proceeds.......................................      4
  1.2  Term Loan....................................................      4
  1.3  Notes........................................................      4
  1.4  Letters of Credit; LC Guaranties.............................      4
  1.5  All Loans to Constitute One Obligation.......................      5
  1.6  Joint and Several Liability; Rights of Contribution..........      5
  1.7  Original Borrowers' Obligations..............................      6
  1.8  Structure of Credit Facility.................................      7

SECTION 2. INTEREST, FEES AND CHARGES...............................      7
  2.1  Interest.....................................................      7
       2.1.1  Rates of Interest.....................................      7
       2.1.2  Default Rate of Interest..............................      7
       2.1.3  Maximum Interest......................................      8
       2.1.4  This Section is intentionally omitted.................      9
  2.2  Computation of Interest and Fees.............................      9
  2.3  Closing Fee..................................................      9
  2.4  Letter of Credit and LC Guaranty Fees........................      9
  2.5  Commitment Fees..............................................     10
  2.6  Audit and Appraisal Fees; Annual Servicing Fee...............     10
  2.7  Reimbursement of Expenses....................................     10
  2.8  Bank Charges.................................................     11

SECTION 3. LOAN ADMINISTRATION......................................     11
  3.1  Manner of Borrowing Loans....................................     11
       3.1.1. Loan Requests.........................................     12
       3.1.2. Disbursement..........................................     12
       3.1.3  Authorization.........................................     12
  3.2  Payments.....................................................     12
       3.2.1  Principal.............................................     12
       3.2.2  Interest..............................................     12
       3.2.3  Costs, Fees and Charges...............................     13
       3.2.4  Other Obligations.....................................     13
  3.3  Mandatory Prepayments........................................     13
       3.3.1  Proceeds of Sale, Loss, Destruction or Condemnation of
               Collateral...........................................     13
       3.3.2  Excess Cash Flow Recapture............................     13
  3.4  Application of Payments and Collections......................     13
  3.5  Loan Account.................................................     14

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 3.6   Statements of Account........................................     14
 3.7   Additional Provisions Regarding Eurodollar Loans.............     14
 3.8   Capital Adequacy and Other Adjustments.......................     15
 3.9   Taxes........................................................     15
 3.10  Required Termination and Prepayment..........................     17
 3.11  Compensation.................................................     17
 3.12  Booking of Eurodollar Loans..................................     17
 3.13  Assumptions Concerning Funding of Eurodollar Loans...........     17
 3.14  Optional Prepayment/Replacement of Agent or Lenders in
        Respect of Increased Costs..................................     17

SECTION 4. TERM AND TERMINATION.....................................     18
 4.1   Term of Agreement............................................     18
 4.2   Termination..................................................     18
       4.2.1  Termination by Requisite Lenders......................     18
       4.2.2  Termination by Borrower...............................     18
       4.2.3  Termination Charges...................................     19
       4.2.4  Effect of Termination.................................     19

SECTION 5. SECURITY INTERESTS.......................................     19
 5.1   Security Interest in Collateral..............................     19
 5.2   Other Collateral.............................................     21
 5.3   Lien Perfection; Further Assurances..........................     21
 5.4   Lien on Realty...............................................     22
 5.5   Representations, Warranties and Covenants -- Collateral......     23
 5.6   Real Property Lien Documentation.............................     23

SECTION 6. COLLATERAL ADMINISTRATION................................     24
 6.1   General......................................................     24
       6.1.1  Location of Collateral................................     24
       6.1.2  Insurance of Collateral...............................     24
       6.1.3  Protection of Collateral..............................     24
 6.2   Administration of Accounts...................................     25
       6.2.1  Records, Schedules and Assignments of Accounts........     25
       6.2.2  Discounts, Allowances, Disputes.......................     25
       6.2.3  Taxes.................................................     25
       6.2.4  Account Verification..................................     26
       6.2.5  Maintenance of Dominion Account.......................     26
       6.2.6  Collection of Accounts, Proceeds of Collateral........     26
 6.3   Administration of Equipment..................................     26
       6.3.1  Records and Schedules of Equipment....................     26
       6.3.2  Dispositions of Equipment.............................     26
       6.3.3  Condition of Equipment................................     27
 6.4   Payment of Charges...........................................     27

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SECTION 7. REPRESENTATIONS AND WARRANTIES...........................     27
 7.1   General Representations and Warranties.......................     27
       7.1.1  Organization and Qualification........................     27
       7.1.2  Power and Authority...................................     27
       7.1.3  Legally Enforceable Agreement.........................     28
       7.1.4  Capital Structure.....................................     28
       7.1.5  Names.................................................     28
       7.1.6  Business Locations; Agent for Process.................     29
       7.1.7  Title to Properties; Priority of Liens................     29
       7.1.8  Accounts..............................................     29
       7.1.9  Financial Statements; Fiscal Year.....................     30
       7.1.10 Full Disclosure.......................................     30
       7.1.11 Solvent Financial Condition...........................     30
       7.1.12 Surety Obligations....................................     30
       7.1.13 Taxes.................................................     31
       7.1.14 Brokers...............................................     31
       7.1.15 Patents, Trademarks, Copyrights and Licenses..........     31
       7.1.16 Governmental Consents.................................     31
       7.1.17 Compliance with Laws..................................     31
       7.1.18 Restrictions..........................................     31
       7.1.19 Litigation............................................     32
       7.1.20 No Defaults...........................................     32
       7.1.21 Leases................................................     32
       7.1.22 Pension Plans.........................................     32
       7.1.23 Trade Relations.......................................     32
       7.1.24 Labor Relations.......................................     32
       7.1.25 Information Supplied by Borrower......................     33
       7.1.26 Alliance..............................................     33
 7.2   Continuous Nature of Representations and Warranties..........     33
 7.3   Survival of Representations and Warranties...................     33

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS......................     33
 8.1   Affirmative Covenants........................................     33
       8.1.1  Visits and Inspections................................     33
       8.1.2  Notices...............................................     34
       8.1.3  Financial Statements..................................     34
       8.1.4  Landlord and Storage Agreements.......................     36
       8.1.5  Projections...........................................     36
       8.1.6  Taxes.................................................     36
       8.1.7  Compliance with Laws..................................     36
       8.1.8  Insurance.............................................     36
       8.1.9  Dissolution of Petrocon FSC Ltd.......................     36
       8.1.10 Deposit and Brokerage Accounts........................     36
 8.2   Negative Covenants...........................................     36
       8.2.1  Mergers; Consolidations; Acquisitions.................     37
       8.2.2  Loans.................................................     37

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       8.2.3  Total Indebtedness....................................     37
       8.2.4  Affiliate Transactions................................     38
       8.2.5  Limitation on Liens...................................     39
       8.2.6  Subordinated Debt; Management Fees....................     39
       8.2.7  Distributions.........................................     40
       8.2.8  Capital Expenditures..................................     40
       8.2.9  Disposition of Assets.................................     40
       8.2.10 Stock of Subsidiaries.................................     40
       8.2.11 Bill-and-Hold Sales, Etc..............................     40
       8.2.12 Restricted Investment.................................     40
       8.2.13 Operating Leases......................................     40
       8.2.14 Tax Consolidation.....................................     41
       8.2.15 RPM Earnout Payment...................................     41
 8.3   Specific Financial Covenants.................................     41
       8.3.1  Fixed Charge Ratio....................................     41
       8.3.2  Ratio of Senior Debt and Equus Term Note to EBITDA....     41
       8.3.3  Costs in Excess of Billings Amount....................     42

SECTION 9. CONDITIONS PRECEDENT.....................................     42
 9.1   Documentation................................................     42
 9.2   No Default...................................................     42
 9.3   Availability.................................................     42
 9.4   Organizational and Governing Documents.......................     42
 9.5   Good Standing Certificates...................................     42
 9.6   Opinion Letters..............................................     43
 9.7   Insurance....................................................     43
 9.8   Dominion Account.............................................     43
 9.9   Landlord Agreements..........................................     43
 9.10  No Litigation................................................     43
 9.11  Evidence of Perfection and Priority of Liens in Collateral...     43
 9.12  Evidence of Consummation of IDSC Merger and Equus
        Subordinated Debt Restructuring..............................    43
 9.13  Documentation Relating to Transactions.......................     43
 9.14  No Material Adverse Effect...................................     44
 9.15  Average Daily Availability...................................     44
 9.16  Closing Fee..................................................     44

SECTION 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT......     44
10.1   Events of Default............................................     44
       10.1.1  Payment of Note......................................     44
       10.1.2  Payment of Other Obligations.........................     44
       10.1.3  Misrepresentations...................................     44
       10.1.4  Breach of Specific Covenants.........................     44
       10.1.5  Breach of Other Covenants............................     44
       10.1.6  Default Under Other Agreements.......................     44
       10.1.7  Other Defaults.......................................     45

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       10.1.8   Uninsured Losses....................................     45
       10.1.9   Adverse Changes.....................................     45
       10.1.10  Insolvency and Related Proceedings..................     45
       10.1.11  Business Disruption; Condemnation...................     45
       10.1.12  Change of Ownership.................................     45
       10.1.13  ERISA...............................................     46
       10.1.14  Challenge to Agreement..............................     46
       10.1.15  Criminal Forfeiture.................................     46
       10.1.16  Judgments...........................................     46
       10.1.17  Repudiation of or Default Under Guaranty Agreements.     46
10.2  Acceleration of the Obligations...............................     46
10.3  Other Remedies................................................     46
10.4  Remedies Cumulative; No Waiver................................     48
10.5  Power of Attorney.............................................     48

SECTION 11.  ASSIGNMENT AND PARTICIPATION...........................     49
11.1  Assignments and Participations in Loans.......................     49
11.2  Agent.........................................................     51
11.3  Consents......................................................     55
11.4  Set Off and Sharing of Payments...............................     55
11.5  Disbursement of Funds.........................................     55
11.6  Settlements, Payments and Information.........................     56
11.7  Dissemination of Information..................................     57
11.8  Discretionary Advances........................................     58

SECTION 12.  MISCELLANEOUS..........................................     58
12.1  Indemnity....................................................      58
12.2  Amendments and Waivers.......................................      59
12.3  Severability.................................................      60
12.4  Successors and Assigns.......................................      60
12.5  Cumulative Effect; Conflict of Terms.........................      60
12.6  Execution in Counterparts....................................      60
12.7  Notice.......................................................      60
12.8  Agent's or Lenders' Consent..................................      61
12.9  Credit Inquiries.............................................      61
12.10 Time of Essence..............................................      62
12.11 Entire Agreement; Appendix A and Exhibits and Schedules......      62
12.12 Interpretation...............................................      62
12.13 GOVERNING LAW; CONSENT TO FORUM..............................      62
12.14 WAIVERS BY BORROWER..........................................      63
12.15 WAIVER OF CONSUMER RIGHTS....................................      63
12.16 ORAL AGREEMENTS INEFFECTIVE..................................      64
12.17 Nonapplicability of Chapter 346 of the Texas Finance Code....      64
12.18 Certain Matters of Construction..............................      64
12.19 Confidentiality..............................................      64
12.20 Amendment and Restatement....................................      64

                                       v
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            SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

          THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is made this 21st day of December 2001, by and among IDS ENGINEERING, INC., a Texas corporation ("IDS Engineering"), THERMAIRE, INC., a Texas corporation ("Thermaire"), CONSTANT POWER MANUFACTURING, INC., a Texas corporation ("Constant Power"), INDUSTRIAL DATA SYSTEMS, INC., a Texas corporation ("Data"), IDS ENGINEERING MANAGEMENT, LC, a Texas limited liability company ("Management", and collectively with IDS Engineering, Thermaire, Data and Constant Power, "New Borrowers"), PETROCON ENGINEERING, INC., a Texas corporation ("Petrocon"), TRIANGLE ENGINEERS AND CONSTRUCTORS, INC., a Texas corporation ("Triangle"), PETROCON SYSTEMS, INC., a Texas corporation ("Petrocon Systems"), PETROCON ENGINEERING OF LOUISIANA, INC., a Louisiana corporation ("Petrocon Louisiana"), R.P.M. ENGINEERING, INC., a Louisiana corporation ("RPM"), PETROCON CONSTRUCTION RESOURCES, INC., a Texas corporation ("Petrocon Construction"), PETROCON TECHNOLOGIES, INC., a Texas corporation ("Petrocon Technologies"), ALLIANCE ENGINEERING ASSOCIATES, INC., a Texas corporation ("Alliance", and collectively with Petrocon, Triangle, Petrocon Systems, Petrocon Louisiana, RPM, Petrocon Construction and Petrocon Technologies "Original Borrowers") (New Borrowers and Original Borrowers are hereinafter sometimes referred to individually and collectively as "Borrower" or "Borrowers"), each with its chief executive office at 3155 Executive Boulevard, Beaumont, Texas 77705, FLEET CAPITAL CORPORATION, a Rhode Island corporation ("Fleet") with an office at 5950 Sherry Lane, Suite 300, Dallas, Texas 75225, as Agent (Fleet, in such capacity, the "Agent"), and the financial institution(s) listed on the signature pages hereof and their respective successors and assigns (each individually a "Lender" and collectively "Lenders"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

     A. Original Borrowers, Agent and Lenders have entered into that certain Loan and Security Agreement dated June 15, 1999, as amended by that certain (i) Forbearance Agreement and First Amendment to Amended and Restated Loan and Security Agreement, entered into as of January 31, 2000, (ii) Forbearance Agreement and Second Amendment to Amended and Restated Loan and Security Agreement, entered into as of June 30, 2000, (iii) Forbearance Agreement and Third Amendment to Amended and Restated Loan and Security Agreement, entered into as of March 30, 2001 and (iv) Fourth Amendment to Amended and Restated Loan Agreement, entered into as of May 14, 2001 (as amended, the "Original Loan Agreement").

     B. The Borrowers desire to enter into and close the following simultaneous transactions (collectively, the "Transactions"), as of the Closing Date:

         (i) The stock merger (hereinafter, the "IDSC Merger") by and between Petrocon and PEI Acquisition, Inc., a Texas corporation ("PEI Acquisition"), with Petrocon as the surviving corporation, pursuant to the terms, conditions and provisions of

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     that certain Agreement and Plan of Merger, dated July 31, 2001, executed by
     Petrocon, PEI Acquisition, Management, and Industrial Data Systems Corporation, a Nevada corporation ("IDSC") (as thereafter amended, the "IDSC Merger Agreement");

         (ii) The inclusion of all Subsidiaries of IDSC (a) as co-borrowers to the revolving credit facility provided for by the Original Loan Agreement,
     (b) as guarantors of the term loan provided for in the Original Loan Agreement, and (c) as parties to the Original Loan Agreement;

         (iii) The restructuring (hereinafter, the "Equus Subordinated Debt Restructuring") of the existing "Subordinated Debt" (as defined in the Original Loan Agreement) of Petrocon to Equus II Incorporated, a Delaware corporation ("Equus") (hereinafter, the "Existing Equus Subordinated Debt"), pursuant to the terms, conditions and provisions of that certain Settlement Agreement and Plan of Reorganization dated as of July 31, 2001, executed by Equus, Petrocon, PEI Acquisition and IDSC (the "Equus Settlement Agreement"), whereby in exchange for the cancellation of the Existing Equus Subordinated Debt and forgiveness of approximately $2,000,000 in payment-in-kind interest on the Existing Equus Subordinated
     Debt:

                (a) Equus receives on the Closing Date a $2,000,000 payment in cash from Petrocon, as payment in full of the First Replacement Notes (as defined in the Equus Settlement Agreement);

                (b) Equus receives a new term note dated on or about the Closing Date in the original principal amount of $3,000,000, executed by Petrocon and payable to the order of Equus (the "Equus Term Note"), such Equus Term Note to be subordinated to the prior payment of the Obligations in the manner and to the extent specified in the Equus Intercreditor Agreement (as hereinafter defined in Appendix A); and

                (c) Equus is issued 2,500,000 shares of the Series A Convertible Preferred Stock $0.001 par value of IDSC, as payment in full of the Remainder Note (as defined in the Equus Settlement Agreement);

         (iv) The settlement (hereinafter, the "Coury/Berry Settlement") of existing lawsuits brought by and against Gary Coury, a former chief executive officer of Petrocon ("Coury") and Rick Berry, a former chief financial officer of Petrocon ("Berry") pursuant to the terms, conditions and provisions of those certain settlement agreements executed by Coury, Berry and Petrocon (the "Coury/Berry Settlement Agreements") whereby Petrocon agrees to pay to Coury and Berry the aggregate maximum amount of $475,000, payable in 24 monthly installments in the aggregate amount of $12,500 each, with an aggregate balloon payment of $175,000, payable 25 months after the date of the Coury/Berry Settlement;

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         (v) The redemption (hereinafter, the "Coury Subordinated Debt
     Redemption") by Petrocon of all existing "Subordinated Debt" (as defined in the Original Loan Agreement) of Petrocon to Coury for an amount of no more than $72,034.00; and

         (vi) The purchase (hereinafter, the "Coury/Berry Stock Purchase") whereby Coury and Berry sell 288,565 shares of capital stock of Petrocon for $0.79 a share, Equus paying Coury and Berry $0.67 a share for and being transferred each such share of capital stock of Petrocon owned by Coury and Berry, and Petrocon paying Coury and Berry in cash the amount necessary so that when added to the payment by Equus to Coury and Berry in connection with the Coury/Berry Stock Purchase, Coury and Berry receive in total an aggregate amount equal to $227,966.60 (such payment by Petrocon being hereinafter referred to as the "Coury/Berry Distribution");

and obtain the consent of Agent and Lenders to the consummation of the Transactions.

     C. As a result of and in connection with the permitted closing of the Transactions, the parties hereto desire to extend the maturity of the Original Loan Agreement and make certain revisions to the Original Loan Agreement.

     D. To effectuate the foregoing, Borrower, Lenders and Agent desire to amend, restate and modify (but not extinguish) the Original Loan Agreement as hereinafter set forth.

SECTION 1.  CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to continue to provide a $15,000,000 revolving credit facility available upon Borrower's request therefor, and to continue an existing $522,285.70 term loan, as follows:

     1.1  Revolving Credit Loans.

          1.1.1 Loans and Reserves. Lenders agree, during the term of this Agreement and for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in Section 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time; provided, however, that each Lender's obligation to make Revolving Credit Loans hereunder is several and not joint in nature, and, except as otherwise specifically provided herein, no Lender shall be obligated to make more than its Pro Rata Share of any Revolving Credit Loan. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall, in its reasonable credit judgment, deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Section 1.1.1, including, without limitation, with respect to (i) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (iii) all amounts of past due rent or other charges owing at such time by Borrower

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to any landlord of any premises where any of the Collateral is located; and (iv)
such other matters, events, conditions or contingencies as to which Agent, in its sole credit judgment, determines reserves should be established from time to time hereunder. Subject to the terms and conditions of this Agreement, Borrower shall have the right to borrow, repay and reborrow Revolving Credit Loans.

          1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for the purpose of payments to be made and costs incurred in connection with the Transactions, the payoff of the Chase Term Note, for Borrower's Capital Expenditures, and for Borrower's general operating capital needs and general corporate purposes in a manner consistent with the provisions of this Agreement and Applicable Law. In no event shall any proceeds of any Revolving Credit Loans be used to purchase or to carry, reduce, retire or refinance any Indebtedness incurred to purchase or carry any margin stock (within the meaning of Regulation U of the Federal Reserve Board).

     1.2 Term Loan. The Borrowers hereby agree and acknowledge that on or about June 15, 1999, Lenders made a term loan (referred to in this Agreement as the Term Loan), to Original Borrowers in the amount of $5,000,000, and that on the date hereof the unpaid principal balance of the Term Loan is $522,285.70, and that such amount is unconditionally owed by Original Borrowers to Lenders without offset, defense or counterclaim of any kind, nature or description whatsoever. The Term Loan shall continue to be repayable in accordance with the terms of the Term Note and shall continue to be secured by all of the Collateral. Borrower may not reborrow any amount repaid with respect to the Term Loan. No further amounts are available for advance with respect to the Term Loan.

     1.3 Notes. On the Closing Date, Borrower shall execute and deliver to each Lender with appropriate insertions a Revolving Note to evidence such Lender's Revolving Loan Commitment. Each Lender's Term Loan Commitment shall continue to be evidenced by the existing Term Note. In the event of an assignment under Section 11.1, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interest held by the assigning Lender and its assignee. Each Revolving Credit Loan shall be evidenced by this Agreement, the Revolving Note and notations made from time to time by Agent in its books and records, including computer records. Agent shall record in its books and records, including computer records, the principal amount of the Revolving Credit Loans owing to each Lender from time to time. Agent's books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by Agent to make any such notation or record shall not affect the obligations of Borrower to Lenders with respect to the Revolving Credit Loans.

     1.4 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue its, or cause to be issued its Affiliate's, standby Letters of Credit for the account of Borrower and/or (ii) execute LC Guaranties by which Agent or its Affiliate shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to standby Letters of Credit, provided that the LC Amount at any time shall not exceed Three Million Dollars ($3,000,000). No Letter of Credit

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

or LC Guaranty may have an expiration date that is after the last day of the Original Term. Any amounts paid by Agent under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans. Each Lender shall be deemed to have purchased a participation in each Letter of Credit and each LC Guaranty that is issued by Agent or its Affiliate on behalf of Borrower in an amount equal to its Pro Rata Share thereof.

     1.5 All Loans to Constitute One Obligation. All Loans shall constitute one general joint and several obligation of Borrowers, and shall be secured by Agent's security interest in and Lien upon all of the Collateral, for the benefit of Lenders, and by all other security interests and Liens heretofore, now or at any time or times hereafter granted by Borrower to Agent for the benefit of Lenders.

     1.6  Joint and Several Liability; Rights of Contribution.

          (A) Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of all of the Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of each Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to Lenders this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

          (B) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to Agent and Lenders for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and
(iii) agrees as a primary obligation to indemnify Agent and Lenders on demand for and against any loss incurred by Agent or Lenders as a result of any of the obligations of any one or more of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Agent or Lenders or any Person, the amount of such loss being the amount which Agent and/or Lenders would otherwise have been entitled to recover from any one or more of the Borrowers whose obligation becomes void, voidable, unenforceable or ineffective.

          (C) It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws. Accordingly, as of the date hereof, the liability of each Borrower under this Section 1.6, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured ("Dated Liabilities") is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date ("Dated Assets"). To this end, each Borrower under this Section 1.6, (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 1.6. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 1.6 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder. In addition to and not in limitation of the foregoing provisions of this Section 1.6, the Borrowers, Agent and Lenders hereby agree and acknowledge that it is the intent of each Borrower and of Agent and each Lender that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

     1.7 Original Borrowers' Obligations. Notwithstanding any other provision of the Revolving Note or Term Note or this Agreement to the contrary, the parties hereto agree and acknowledge that New Borrowers shall not be directly liable for the payment of any of the Obligations incurred by the Original Borrowers prior to the date of execution of this Agreement (collectively, the "Original Borrowers' Obligations"). However, the parties hereto agree and acknowledge that the preceding sentence shall not (i) limit any contingent liability of any New Borrower for payment of any of the Original Borrowers' Obligations which arises pursuant to its respective Guaranty Agreement, or (ii) limit the security interest and Liens in favor of Lenders granted by any New Borrower against the assets of such New Borrower as a result of such New Borrower becoming an additional named `Borrower', which Liens shall secure payment of all Obligations arising in connection with this Agreement, whether currently existing or hereafter arising. For purposes of determining on or after the date of this Agreement which Obligations outstanding constitute Original Borrowers' Obligations and how payments are applied to Original Borrowers' Obligations, (x) all payments received by Agent from the Original Borrowers on account of the Obligations shall be deemed to be applied first in payment of all then due and payable Original Borrowers' Obligations (until such time as the Original Borrowers' Obligations shall have been reduced to zero), and thereafter to the other Obligations as hereinafter set forth, and unless Borrower specifically indicates to the contrary in writing to Agent, all payments received by Agent through the Dominion Account (with the sole exception of any New Borrower's Dominion Account) shall be deemed to be payments received by Agent from the Original Borrowers and (y) all payments received by Agent from New Borrowers shall be deemed to be applied on account of Obligations which are not Original Borrowers'

Obligations, and to the extent that, notwithstanding the foregoing, for any reason any payment received by Agent from any New Borrower shall instead be determined to have been applied on account of any Original Borrowers' Obligations, such payment shall be deemed to have been made by any New Borrower pursuant to the relevant Guaranty Agreement executed by such New Borrower.

     1.8 Structure of Credit Facility. Each Borrower agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to Agent and Lenders regarding each Borrower, the corporate structure of Borrowers, and the present financial condition of each Borrower. Each Borrower hereby agrees that Agent shall have the right, in its reasonable credit judgment, to require that any or all of the following changes be made to these credit facilities: (i) upon and after the occurrence of an Event of Default, establish separate lockbox and/or dominion accounts for each Borrower, (ii) upon and after the occurrence of an Event of Default, separate the Term Loan into separate term loans to such of the Borrowers as shall be determined by Agent, and (iii) establish such other procedures as shall be reasonably deemed by Agent to be useful in tracking where Loans are made under this Agreement and the source of payments received by Agent on such Loans.

SECTION 2.  INTEREST, FEES AND CHARGES

     2.1  Interest.

          2.1.1 Rates of Interest. Subject to the terms of Section 2.1.4, the outstanding principal amount of the Loans shall bear interest at the following rates per annum (individually called, as applicable, an "Applicable Annual Rate"): (i) with respect to Revolving Credit Loans, (x) each Eurodollar Loan shall bear interest at a rate per annum equal to two and three-quarters percent (2.75%) above LIBOR for the LIBOR Interest Period applicable thereto, and (y) each Base Rate Loan shall bear interest at a rate per annum equal to one-quarter of one percent (0.25%) above the Base Rate and (ii) with respect to the Term Loan, (x) each Eurodollar Loan shall bear interest at a rate per annum equal to three percent (3.00%) above LIBOR for the LIBOR Interest Period applicable thereto, and (y) each Base Rate Loan shall bear interest at a rate per annum equal to one-half of one percent (0.50%) above the Base Rate. Unless Borrower delivers a Borrowing Notice to Agent in accordance with Section 3.1.1(A) hereof irrevocably electing that all or any portion of the Loans are to bear interest at a rate based upon LIBOR, all of the Loans shall bear interest at a rate based upon the Base Rate as provided in clause (ii) of this Section 2.1.1. The rate of interest applicable to Base Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

          2.1.2 Default Rate of Interest. While an Event of Default exists, the principal amount of all Loans shall bear interest at a rate per annum equal to two percent (2.00%) above the Applicable Annual Rate or at such other rate per annum above the Applicable Annual Rate (not to exceed two percent (2.00%)) as Agent shall, in its sole discretion, elect (the "Default Rate").

          2.1.3 Maximum Interest. (A) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) if at any time the amount of interest computed on the basis of an Applicable Annual Rate or a Default Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter (the "Maximum Legal Rate"), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in such Applicable Annual Rate or Default Rate, as applicable, shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of an Applicable Annual Rate or Default Rate, as applicable; and (ii) unless preempted by federal law, an Applicable Annual Rate or Default Rate, as applicable, from time to time in effect hereunder may not exceed the "monthly ceiling" from time to time in effect under Chapter 303 of the Texas Finance Code. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Agent and/or Lenders by reason thereof shall be payable in accordance with Section 3.2.2 hereof.

          (B) Excess Interest. No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower, Agent and/or any Lender, or default of Borrower, or the exercise by Agent or Lenders of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle Agent or any Lender to contract for, charge, or receive, in any event, interest exceeding an amount calculated at the Maximum Legal Rate. In no event shall Borrower be obligated to pay interest exceeding an amount calculated at such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of an amount calculated at the Maximum Legal Rate ("Excess Interest"), Borrower acknowledges and stipulates that any such Excess Interest received by Agent and/or any Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Base Rate and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess Interest shall constitute the acceptance by Borrower of such Excess Interest, and (ii) in the event such Excess Interest is credited or returned to Borrower, Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or Lenders, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess Interest has been contracted for, charged or received by Agent and/or any Lender, all interest at any time contracted for, charged or received by Agent and/or any Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

          (C) Incorporation by this Reference. The provisions of Section 2.1.3(B) shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Agent and/or Lender with respect to Borrower (or any other obligor in respect of Obligations), whether or not any provision of Section 2.1.3(B) is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the Obligations of Borrower (or any other obligor) asserted by Agent and/or any Lender thereunder, be automatically re-computed by Borrower or any such obligor, and by any court considering the same, to give effect to the adjustments or credits required by Section 2.1.3(B).

          2.1.4    [This Section is intentionally omitted.].

     2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and commitment fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of three hundred sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) one (1) Business Day after receipt by Agent of such items in Agent's account located in Providence, Rhode Island, and Agent shall be deemed to have received such items of payment on the date specified in Section 3.4 hereof.

     2.3 Closing Fee. Borrower shall pay to Agent, for the account of Lenders, a closing fee of $30,000, which shall be fully earned and (except to the extent otherwise required by Applicable Law) nonrefundable on the Closing Date, and shall be paid concurrently with the initial Loan hereunder.

     2.4 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Agent, for the account of Lenders, for standby Letters of Credit and LC Guaranties of standby Letters of Credit, one and one-half percent (1.50%) per annum of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fee shall be due and payable and shall be deemed fully earned and nonrefundable on the date of issuance of each such Letter of Credit or LC Guaranty, plus Borrower shall pay to Agent, for its own account, all normal and customary charges associated with the issuance of each such Letter of Credit or LC Guaranty in accordance with Fleet National Bank's standard fee schedule, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     2.5 Commitment Fees. Borrower shall pay to Agent, for the account of Lenders, a commitment fee equal to three-eighths percent (0.375%) per annum of the amount by which the Average Monthly Revolving Credit Loan Balance is less than the Total Revolving Credit Facility. The commitment fees shall be payable monthly, in arrears, on the first day of each calendar month hereafter.

     2.6 Audit and Appraisal Fees; Annual Servicing Fee. Borrower shall reimburse Agent for all reasonable out-of-pocket costs and expenses incurred by Agent in connection with audits and appraisals of Borrower's books and records and such other matters as Agent shall deem appropriate. In connection with any audit by Agent of Borrower's books and records, Borrower shall also pay Agent a per diem fee of Six Hundred Fifty Dollars ($650). In addition to the foregoing, Borrower shall pay to Agent an annual servicing fee of Ten Thousand Dollars ($10,000), which fee shall be paid on June 15th of each year during the term of this Agreement. All such out-of-pocket costs, fees and expenses shall be payable on demand.

     2.7 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent or any Lender incurs reasonable legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, any waiver of any provisions of this Agreement or any of the other Loan Documents; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby (provided that the Borrower shall not be obligated to pay (a) Agent or any Lender for any general overhead costs of Agent or any Lender, including (I) the salaries of Agent's and/or any Lender's officers and employees or (II) any contribution by Borrower to Agent's and/or any Lender's general overhead costs or (b) Agent for any administration costs associated with the communication and/or dissemination of documentation and/or information regarding Borrower to the Lenders, or the receipt or disbursement of funds, as a routine part of Agent's duties as Agent hereunder);
(iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Agent or any Lender against Borrower or any other Person which may be obligated to Agent and/or Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral (including, without limitation, the costs of any periodic lien searches conducted by Agent); then all such legal and accounting expenses, other costs and out of pocket expenses of Agent and/or any Lender shall be charged to Borrower. In addition, at any time that an Event of Default exists hereunder, Borrower shall reimburse Agent and/or any Lender for any and all costs or out-of-pocket expenses incurred in connection with any sale or attempted sale of any interest herein to any other Person. All amounts chargeable to Borrower under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or to such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolving Credit Loans from time to time. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

     2.8 Bank Charges. Borrower shall pay to Agent and/or Lenders, on demand, any and all normal and customary fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Agent or any Lender, of proceeds of loans made by any Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Agent or any Lender, of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

SECTION 3.  LOAN ADMINISTRATION

     3.1 Manner of Borrowing Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

          3.1.1. Loan Requests.

          (A) A request for a Eurodollar Loan shall be made, or shall be deemed to be made, if Borrower gives Agent notice of its intention to borrow in the form of Exhibit Q hereto (a "Borrowing Notice"), in which notice Borrower shall specify (i) the aggregate amount of such Eurodollar Loan, (ii) the requested date of such Eurodollar Loan, (iii) the Applicable Annual Rate selected in accordance with Section 2.1.1, and (iv) the LIBOR Interest Period applicable thereto. If Borrower selects a Eurodollar Loan, Borrower shall give Agent the Borrowing Notice no later than 11:00 a.m. Dallas, Texas time at least two (2) Business Days prior to the requested date of the Eurodollar Loan. Notwithstanding anything herein to the contrary, Agent shall have the right to refuse to accept a request for a Eurodollar Loan and to refuse to make a Eurodollar Loan if at the date such request is made or such Eurodollar Loan is to be made there exists a Default or an Event of Default.

          (B) A request for a Base Rate Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower shall give Agent notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. Dallas, Texas time on the proposed borrowing date; provided, however, Agent shall have the right to refuse to accept such a request or make such a Loan if at such time there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, under the Notes or any of the other Loan Documents, whether as principal, accrued interest, fees or other charges, shall be deemed irrevocably to be a request by Borrower from Lender for a Revolving Credit Loan on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges and the proceeds of each such Revolving Credit Loan may be disbursed by Lender by way of direct payment of the relevant Obligation and shall bear interest at the rate of interest applicable to Revolving Credit Loans (whether or not any Default, Event of Default or Out-of-Formula Condition exists at the time of or would result from such Revolving Credit Loan). As an accommodation to Borrower, Agent may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by any individual from time to time designated by Borrower as an authorized agent of Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Agent telephonically or electronically and purporting to have been sent to Agent by any individual from time to time designated by Borrower as an authorized officer, and Lender shall have no duty to verify the origin or authenticity of any such communication.

          3.1.2 Disbursement. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to this Section 3.1.2 as follows: (i) the proceeds of each Loan requested under Section 3.1.1(A) or Section 3.1.1(B)(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under Section 3.1.1(B)(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

          3.1.3 Authorization. Borrower hereby irrevocably authorizes Agent, in Agent's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all principal when due in respect of the Term Loan, all interest accrued on the Obligations during the immediately preceding month and all costs, fees and expenses at any time owed by Borrower to Agent and/or any Lender hereunder.

     3.2 Payments. All payments with respect to any of the Obligations shall be made to Agent and/or Lenders on the date when due, in Dollars and in immediately available funds, without any offset or counterclaim. Except as otherwise provided in the Term Notes (with respect to principal payments due on account of the Term Loan), the Obligations shall be payable as follows:

          3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Agent, for the account of Lenders, immediately upon the earliest of (i) except as otherwise provided in Section 3.3 hereof, the receipt by Agent or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Agent or Requisite Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Out-of-Formula Condition shall exist at any time, Borrower shall, on demand by Agent, repay the Obligations to the extent necessary to eliminate the Out-of-Formula Condition.

          3.2.2 Interest. Interest accrued on the Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Agent or Requisite Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof.

          3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in
Section 2 hereof, to Agent, for its account and for the account of Lenders, as the case may be, or to any other Person designated by Requisite Lenders in writing.

          3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent and/or Lenders as and when provided in this Agreement or the Other Agreements, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

     3.3  Mandatory Prepayments.

          3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If Borrower sells any of the Equipment (except as permitted under Section 6.3.2(ii) hereof) or real Property, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Agent, for the account of Lenders, unless otherwise agreed by Requisite Lenders, as and when received by Borrower and as a mandatory prepayment of the Term Loan (or, at Requisite Lender's option, such of the other Obligations as Requisite Lenders may elect), a sum equal to the net proceeds (including insurance payments) received by Borrower from such sale, loss, destruction or condemnation. Nothing in this Section 3.3 shall authorize Borrower to sell any of the Collateral without Agent's or Requisite Lender's prior written consent, as the case may be, except as otherwise expressly provided elsewhere in this Agreement.

          3.3.2 Excess Cash Flow Recapture. Borrower shall prepay the Term Loan in an amount equal to twenty-five percent (25%) of Borrower's Excess Cash Flow with respect to each fiscal year of Borrower, commencing with the fiscal year of Borrower ending on December 31, 2001, with such payment being made within two
(2) Business Days following the earlier to occur of (i) the due date for delivery by Borrower to Agent and Lenders of its annual audited financial statements required by Section 8.1.3(i) hereof and (ii) Agent and Lender's receipt of such annual audited financial statements. Each such prepayment shall be applied first to the installments of principal due under the Term Loan in the inverse order of their maturities until payment thereof in full, and thereafter to the outstanding principal balance of the Revolving Credit Loans.

     3.4 Application of Payments and Collections. All items of payment received by Agent, for the benefit of Lenders, by 12:00 noon, Dallas, Texas time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 1:00 p.m., Providence, Rhode Island time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records. If as the result of collections of Accounts as authorized by Section 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. Such credit balance shall not be applied or be deemed to have been applied as a prepayment of the Term Loan, except that Agent may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

     3.5 Loan Account. Agent shall establish an account on its books (the "Loan Account") and shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

     3.6 Statements of Account. Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower unless Agent is notified by Borrower in writing to the contrary within thirty (30) days after the date any such accounting is sent to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

     3.7  Additional Provisions Regarding Eurodollar Loans.

          (A) Borrower may select LIBOR with respect to all or any portion of the Loans in accordance with the provisions of Section 3.1.1(A) hereof and of this Section 3.7; provided, however, that (i) each Eurodollar Loan shall be in a principal amount of not less than One Million Dollars ($1,000,000) and, if greater than One Million Dollars ($1,000,000), in integral multiples of One Hundred Thousand Dollars ($100,000), and (ii) no more than five (5) LIBOR Interest Periods in the aggregate may be in existence at any one time. Borrower shall select LIBOR Interest Periods with respect to Eurodollar Loans so that no LIBOR Interest Period expires after the end of the Original Term or any then applicable Renewal Term. An outstanding Base Rate Loan may be converted to a Eurodollar Loan at any time subject to the provisions of this Section 3.7.

          (B) Each Eurodollar Loan shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto (but not including the last day of such LIBOR Interest Period) at the interest rate determined as applicable to such Eurodollar Loan, but interest on such Eurodollar Loan shall be payable as provided in the Term Note and in Section 3.2.2 hereof. If at the end of a LIBOR Interest Period for an outstanding Eurodollar Loan, Borrower has failed to deliver to Agent a new Borrowing Notice with respect to such Eurodollar Loan or to pay such Eurodollar Loan, then such Eurodollar Loan shall be converted to a Base Rate Loan on and after the last day of such LIBOR Interest Period and shall remain a Base Rate Loan until paid or until the effective date of a new Borrowing Notice with respect thereto.

     3.8 Capital Adequacy and Other Adjustments. In the event Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Agent or such Lender or any corporation controlling Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender and thereby reducing the rate of return on Agent's or such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (with a copy to Agent) or Agent (together with the certificate referred to in the next sentence) pay to Agent or such Lender additional amounts sufficient to compensate Agent or such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent or any Lender to Borrower shall constitute presumptive evidence, absent manifest error, of the accuracy of such computation.

     3.9  Taxes.

          (A) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income or the capital or net worth of any Lender or Agent by the jurisdiction under the laws of which Agent or such Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income, capital or net worth by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

          (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

              (1) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder, or changes the basis of taxation of payments to Agent or such

Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of or in the calculation of the franchise taxes of Agent or such Lender); or

              (2) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

          (C) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (i) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement, or under the Notes (a "Certificate of Exemption"), or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

          If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

     3.10 Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurodollar Loans has become unlawful or impossible by compliance by Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Borrower and Agent of that determination. Subject to prior withdrawal of a Borrowing Notice or prepayment of Eurodollar Loans as contemplated by Section 3.14, the obligation of Lender to make or maintain its Eurodollar Loans during any such period shall be terminated at the earlier of the termination of the LIBOR Interest Period then in effect or when required by law and Borrower shall no later than the termination of the LIBOR Interest Period in effect at the time any such determination pursuant to this
Section 3.10 is made or, earlier when required by law, repay or prepay Eurodollar Loans together with all interest accrued thereon or convert Eurodollar Loans to Base Rate Loans.

     3.11 Compensation. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable actual losses, expenses and liabilities including, without limitation, any loss sustained by such Lender in connection with the re-employment of such funds:
(i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing or conversion/continuation; (ii) if any prepayment of any of its Eurodollar Loans occurs on a date that is not the last day of LIBOR Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its Eurodollar Loans when required by the terms of this Agreement; provided, that, during the period while any such amounts have not been paid, such Lender shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Credit Loans.

     3.12 Booking of Eurodollar Loans. Each Lender may make, carry or transfer Eurodollar Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of such Lender.

     3.13 Assumptions Concerning Funding of Eurodollar Loans. Calculation of all amounts payable to each Lender under Section 3.11 shall be made as though each Lender had actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest in an amount equal to the amount of that Eurodollar Loan and having maturity comparable to the relevant LIBOR Interest Period and through the transfer of such deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 3.11.

     3.14 Optional Prepayment/Replacement of Agent or Lenders in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from

Agent or any Lender (an "Affected Lender") for payment of additional costs as provided in Section 3.8 or 3.9, Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

          (A) Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender; provided, that, Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.

          (B) Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Commitments. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment) and terminate such Affected Lender's Commitments.


SECTION 4.  TERM AND TERMINATION

     4.1 Term of Agreement. Subject to Section 4.2 hereof and Lenders' right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in, through and including June 14, 2003 (the "Original Term").

     4.2  Termination.

          4.2.1 Termination by Requisite Lenders. Requisite Lenders may terminate this Agreement without notice as of the last day of the Original Term and Requisite Lenders may terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

          4.2.2 Termination by Borrower. Upon at least thirty (30) days prior written notice to Agent, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized to Agent's satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Agent otherwise agrees in writing, and Agent and/or Lenders shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

          4.2.3 Termination Charges. On the effective date of termination of this Agreement for any reason, Borrower shall pay to Agent, for the account of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to one percent (1.0%) of the Total Credit Facility. Notwithstanding the foregoing, if termination occurs after June 14, 2003, no termination charge shall be payable.

          4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral, for the benefit of Lenders, and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Agent and/or Lenders, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Agent and/or Lenders may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and/or Lenders from any such loss or damage.

SECTION 5.  SECURITY INTERESTS

     5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lenders of all of the Obligations, Borrower hereby grants to Agent, for the benefit of Lenders, a continuing security interest and Lien upon all of Borrower's assets (except as specifically excluded herein), including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

          (a)  Accounts;

          (b)  Certified Securities;

          (c)  Chattel paper;

          (d) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

          (e)  Contract Rights;

          (f)  Deposit Accounts;

          (g)  Documents;

          (h)  Equipment;

          (i)  Financial Assets;

          (j)  Fixtures;

          (k)  General Intangibles, including Payment Intangibles and Software;

          (l) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

          (m)  Instruments;

          (n)  Intellectual Property;

          (o)  Inventory;

          (p)  Investment Property;

          (q)  money (of every jurisdiction whatsoever);

          (r)  Letter of Credit Rights;

          (s)  Payment Intangibles;

          (t)  Security Entitlements;

          (u)  Software;

          (v)  Supporting Obligations;

          (w)  Uncertified Securities; and

          (x) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided, that, to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof and the grant of a security interest therein, Agent will not enforce its security interest in Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent, for the benefit of Lenders (and to Agent's enforcement of such security interest) in the Lenders' rights under such lease or license.

     As to Original Borrowers, the security interests granted by Original Borrowers in the Collateral are given in renewal, extension and modification of the security interests previously granted to Agent, for the benefit of Lenders, by Original Borrowers, such prior security interests are not extinguished hereby; and the ranking, perfection and priority of such prior security interests shall continue in full force and effect.

     5.2  Other Collateral.

          (A) Commercial Tort Claims. Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent in its reasonable credit judgment, promptly enter into an amendment to this Agreement and do such other acts or things reasonably deemed appropriate by Agent to give Agent, for the benefit of Lenders, a security interest in any such Commercial Tort Claim.

          (B) Other Collateral. Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things reasonably deemed appropriate by Agent to deliver to Agent, for the benefit of Lenders, control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent, for the benefit of Lenders, possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Lenders.

     5.3 Lien Perfection; Further Assurances. Borrower agrees to execute the UCC-1 financing statements provided for by the UCC or otherwise together with any and all other instruments, assignments or documents and shall take such other action as may be required to perfect or to continue the perfection of Agent's security interest, for the benefit of the Lenders, in the Collateral, including, without limitation, the execution at Agent's request of all documents deemed necessary by Agent to cause Agent's Lien , for the benefit of Lenders, to be noted on any motor vehicle title certificates for motor vehicles forming a part of the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statements, including, without limitation, financing statements that indicate the Collateral (a) as all assets of Borrower or words of similar effect, or (b) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on Borrower's behalf. Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agents' request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent, for the benefit of Lenders, any and all documents, instruments and agreements deemed necessary by Agents to give effect to or carry out the terms or intent of the Loan Documents.

     5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of Borrower described therein. If Borrower shall acquire at any time or times hereafter any interest in other real Property, or in the case of the IDSC Houston Real Property, by the sixtieth day after the date of this Agreement Borrower has not either sold the IDSC Houston Real Property (whether as an outright sale of the IDSC Houston Real Property or pursuant to a sale of Thermaire otherwise consented to by Agent) and paid the net proceeds from such sale to Agent for application on the Obligations (which net proceeds must be at least equal to the payoff amount of the Chase Term Note) or obtained Indebtedness secured by the IDSC Houston Real Property incurred to take the place of the Chase Term Note and paid the net proceeds from such Indebtedness to Agent for application on the Obligations (which net proceeds must be at least equal to the payoff amount of the Chase Term Note), Borrower agrees promptly to execute and deliver to Agent, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as "New Mortgages") covering such real Property or the IDSC Houston Real Property, as the case may be. The Mortgages and each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agents insuring Agent, for the benefit of Lenders, as mortgagee; such policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of Lenders, on the Property covered thereby, subject only to Permitted Liens and those exceptions acceptable to Agent and its counsel. Borrower shall deliver to Agent such other documents, including, without limitation, as-built survey prints of the real Property, as Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages. Notwithstanding the foregoing, if the requirements in this Section 5.4 as to New Mortgage, mortgagee title insurance policy, etc., become applicable to the IDSC Houston Real

Property, Borrower shall be required to satisfy such requirements by the sixtieth day after the date of this Agreement.

     5.5 Representations, Warranties and Covenants -- Collateral. To induce Agent and Lenders to enter into this Agreement, Borrower represents, warrants, and covenants to Agent and Lenders:

          (A) The Collateral (other than any capital stock owned by IDSC) is now and, so long as any of the Obligations are outstanding, will continue to be owned solely by Borrower. No other Person has or will have any right, title, interest, claim, or Lien therein, thereof or thereto other than a Permitted Lien.

          (B) Except as specifically consented to in writing by Majority Lenders or for Permitted Liens, the Liens granted to Agent, for the benefit of Lenders, shall be first and prior on the Collateral and as to the Accounts and proceeds, including insurance proceeds, resulting from the sale, disposition, or loss thereof. No further action need be taken to perfect the Liens (except Liens in any Intellectual Property of any Borrower which is registered under the laws of a country other than the United States) granted to Agent, for the benefit of Lenders, other than the filing of continuation statements under the UCC or other applicable law, continued possession by Agent, for the benefit of Lenders, of that portion of the Collateral constituting instruments or documents, the processing of Lien notations on motor vehicle title certificates, the recording of the Mortgages and the filing in the applicable federal office of the Patent Assignment, Trademark Assignment and Copyright Assignment, except Liens in any Intellectual Property of any Borrower which is registered under the laws of a country other than the United States.

          (C) All goods evidenced by the Collateral constituting chattel paper, documents or instruments, the possession of which has been given to Agent, are owned by Borrower and the same are free and clear of any prior Lien, except Permitted Liens. Borrower shall pay and discharge when due all taxes, levies, and other charges upon said Collateral and upon the goods evidenced by any documents constituting Collateral (except and to the extent that such taxes, levies, and other charges are being actively contested in good faith and by appropriate proceedings, Borrower maintains adequate reserves on its books therefor and the nonpayment thereof does not result in a lien upon any of the Collateral other than a Permitted Lien), and BORROWER SHALL DEFEND AGENT AND LENDERS AGAINST AND SAVE EACH OF THEM HARMLESS FROM ALL CLAIMS OF ANY PERSON WITH RESPECT TO THE COLLATERAL. THIS INDEMNITY SHALL INCLUDE REASONABLE ATTORNEYS' FEES AND LEGAL EXPENSES.

     5.6 Real Property Lien Documentation. Borrower agrees to execute for Agent's and Lenders' benefit the Mortgages and such leasehold mortgages, deeds of trust or other documents evidencing a collateral assignment of Borrower's interest in the real Property and any additional real Property now or hereafter owned or leased by Borrower as Agent may request. Such documents shall be recorded, at the expense of Borrower, with such filing offices as may be required to evidence Agent's Lien, for the benefit of Lenders, upon the real Property owned or hereafter acquired by Borrower.

SECTION 6.  COLLATERAL ADMINISTRATION

     6.1  General

          6.1.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, motor vehicles and investment property held in an account with a securities intermediary, shall at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth on Exhibit B hereto and shall not, without giving Agent prior notice thereof, be moved therefrom except, prior to an Event of Default, for (i) sales of Inventory in the ordinary course of business; (ii) removals in connection with dispositions of Equipment that are authorized by Section 6.3.2 hereof; and (iii) the relocation of assets from one location set forth on Exhibit B to another location set forth on Exhibit B. Notwithstanding anything to the contrary contained in this Section 6.1.1 or elsewhere in this Agreement, no tangible items of Collateral may be moved by Borrower to a location outside the continental United States without the prior written approval of Agent.

          6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver the originals or certified copies of such policies to Agent with satisfactory lender's loss payable endorsements, which policies shall name Agent as sole loss payee, assignee or additional insured, as appropriate, in each case, for the benefit of the Lenders. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

          6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Agent and/or Lenders to any Person to realize upon any Collateral shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor.
Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower's sole risk.

     6.2  Administration of Accounts.

          6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the twentieth day of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of Fifty Thousand Dollars ($50,000) become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts, the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If Borrower becomes aware that any of its Accounts have become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts, Borrower shall provide Agent with written notice of such ineligible Accounts at the time of submission of the next Schedule of Accounts, explaining in detail the nature of such ineligible Accounts and the amounts thereof. If requested by Agent, Borrower shall execute and deliver to Agent agings and formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

          6.2.2 Discounts, Allowances, Disputes. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of Fifty Thousand Dollars ($50,000) are in dispute between Borrower and any Account Debtor, Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence and during the continuance of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

          6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority that is not being diligently contested by appropriate proceedings, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that

Agent shall not be liable for any such taxes to any governmental taxing authority that may be due by Borrower.

          6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile transmission or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

          6.2.5 Maintenance of Dominion Account. Borrower shall maintain one or more Dominion Accounts acceptable to Agent with such banks as may be selected by Borrower and be acceptable to Agent. Borrower shall deposit all payments or other remittances received by Borrower in the Dominion Accounts for application on account of the Obligations. All funds deposited in the Dominion Accounts shall immediately become the property of Agent, for the benefit of Lenders, and Borrower shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited.

          6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Agent and Lenders. All remittances received by Borrower in respect of Accounts, together with the proceeds of any other Collateral, shall be held as Lenders' property by Borrower as trustee of an express trust for Lenders' benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times while an Event of Default exists to notify Account Debtors that Accounts have been assigned to Agent and Lenders and to collect Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees to Borrower.

     6.3  Administration of Equipment.

          6.3.1 Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and value (both cost and book) of its Equipment and all dispositions made in accordance with Section 6.3.2 hereof, and shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Within five (5) Business Days after any request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

          6.3.2 Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of One Hundred Fifty Thousand Dollars ($150,000) or less, provided that all proceeds thereof are remitted to Agent for application to the Loans, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired within thirty (30) days of any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, or (iii) lease (as lessor) Equipment, so long as the Equipment subject to any such lease is not necessary for the conduct of Borrower's business, provided, further, however, that no such disposition or lease shall be permitted unless Borrower shall have given Agent at least five (5) days' prior written notice of such disposition or lease.

          6.3.3 Condition of Equipment. Borrower represents and warrants to Agent and Lenders that the Equipment is in good operating condition and repair (normal wear and tear excepted), and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrower will not knowingly permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien (other than a Purchase Money
Lien).

     6.4  Payment of Charges.  All amounts chargeable to Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate then applicable to Revolving Credit Loans.

SECTION 7.  REPRESENTATIONS AND WARRANTIES

     7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, each applicable Borrower warrants and represents to Agent and Lenders that:

          7.1.1 Organization and Qualification. Each of IDSC and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of IDSC and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit C hereto and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

          7.1.2 Power and Authority. Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party and IDSC is duly authorized and empowered to enter into, execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary organizational action and do not (i) require any consent or approval of the shareholders or members of IDSC or any of its Subsidiaries that has not been obtained; (ii) contravene IDSC's or any of its Subsidiaries' organizational or governing documents; (iii) to Borrower's knowledge, violate, or cause IDSC or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to IDSC or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which IDSC or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties owned by IDSC or any of its Subsidiaries.

          7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries (and of IDSC to the extent it is a party thereto) enforceable against them in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by principles of equity pertaining to the availability of equitable remedies.

          7.1.4 Capital Structure. Exhibit D hereto states (i) the correct name of each of the Subsidiaries of IDSC, its jurisdiction of organization and the percentage of its Voting Stock owned by IDSC or a Subsidiary of IDSC, (ii) the name of each of IDSC's and each Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of Borrower and each Subsidiary of Borrower and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. IDSC or Borrower, as the case may be, has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth on Exhibit D, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of IDSC or any of its Subsidiaries. Except as set forth on Exhibit D, there are no outstanding agreements or instruments binding upon any of Borrower's shareholders or member relating to the ownership of its shares of capital stock or member interests.

          7.1.5 Names. Since January 1, 1993, neither IDSC nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Exhibit E hereto. Except (i) pursuant to the IDSC Merger and (ii) as set forth on Exhibit E, neither IDSC nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person since January 1, 1993. Each of IDSC's and its Subsidiaries' states of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit E. The exact legal name of IDSC and each of its Subsidiaries is set forth on Exhibit E.

          7.1.6 Business Locations; Agent for Process. Each of IDSC's and its Subsidiaries' chief executive office and other places of business are as listed on Exhibit B hereto. Since January 1, 1993, neither IDSC nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit B. Except as shown on Exhibit B, no Inventory of Borrower or any of its Subsidiaries is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to or from any Person.

          7.1.7 Title to Properties; Priority of Liens. Each of IDSC and its Subsidiaries has good and indefeasible title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of the real Property owned or leased by it, and good title to all other Property owned or leased by it (including, without limitation, the Collateral), in each case, free and clear of all Liens except Permitted Liens. Except as set forth on Exhibit E, neither IDSC nor any of its Subsidiaries has acquired any of the Collateral from any Person (other than purchases of Equipment in the ordinary course of business from the seller thereof within the five-year period immediately preceding the Closing Date. IDSC or Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of IDSC's or Borrower's Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens or except as otherwise set forth herein.

          7.1.8 Accounts. Agent and Lenders may rely, in determining which Accounts of Borrower are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Account:

          (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

          (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

          (iii) It is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

          (iv) Such Account, and Agent's security interest therein, for the benefit of Lenders, is not subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

          (v) Borrower has made no agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Section 6.2.1 hereof;

          (vi) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

          (vii) To the best of Borrower's knowledge, the Account Debtor thereunder (a) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (b) such Account Debtor is Solvent; and

          (viii) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

          7.1.9  Financial Statements; Fiscal Year.  The respective
Consolidated balance sheets of Petrocon and its Subsidiaries as of October 31, 2001, and Consolidated balance sheet of IDSC and the New Borrowers as of October 31, 2001, and the related statements of income and changes in financial position for the period ended on such dates, have been prepared substantially in accordance with GAAP, and present fairly the respective financial position of Petrocon and its Subsidiaries and of IDSC and New Borrowers at such date and the results of Petrocon's and its Subsidiaries' operations and of IDSC's and New Borrowers' operations for such period. Since October 31, 2001, there has been no material change in the condition, financial or otherwise, of IDSC and its Subsidiaries and since such date there has been no change in the aggregate value of Equipment and real Property owned by IDSC and its Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect. The fiscal year of IDSC's and each of its Subsidiaries ends on December 31 of each year.

          7.1.10  Full Disclosure.  The financial statements referred to in
Section 7.1.9 hereof do not, nor does this Agreement or any other written statement of IDSC or any of its Subsidiaries to Agent, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact or circumstance which Borrower has failed to disclose to Agent and Lenders in writing which could reasonably be expected to have a Material Adverse Effect.

          7.1.11 Solvent Financial Condition. Each of IDSC and its Subsidiaries is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, at all times will be, Solvent.

          7.1.12  Surety Obligations.  Neither IDSC nor any of its
Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person, other than in the ordinary course of business.

          7.1.13 Taxes. The federal tax identification number of IDSC and each Borrower and of each of Borrower's Subsidiaries is shown on Exhibit F hereto. Except as set forth on Exhibit F, IDSC and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent any such Taxes are being Properly Contested. The provision for Taxes on the books of IDSC and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

          7.1.14 Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

          7.1.15 Patents, Trademarks, Copyrights and Licenses. Each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses material to the present and planned future conduct of its business without, except as set forth on Exhibit G, any known conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Exhibit G hereto.

          7.1.16  Governmental Consents.  Each of Borrower and its
Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

          7.1.17 Compliance with Laws. Except as set forth on Exhibit R, each of IDSC and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Laws (except where the failure to so comply would not have a Material Adverse Effect), and, to Borrower's knowledge, there have been no citations, notices or orders of noncompliance issued to IDSC or any of its Subsidiaries under any such law, rule or regulation. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. (S) 201 et seq.), as amended.

          7.1.18 Restrictions. Neither IDSC nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has, or could reasonably be expected to have, a Material Adverse Effect. Neither IDSC nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit H hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable, or by IDSC.

          7.1.19 Litigation. Except as set forth on Exhibit I hereto, there are no actions, suits, proceedings or investigations pending in respect of which IDSC or Borrower has been served with process or notice, or to the knowledge of Borrower, threatened, against or affecting IDSC or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of IDSC or any of its Subsidiaries. Neither IDSC nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal in respect of a proceeding to which it is a party.

          7.1.20 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither IDSC nor any of its Subsidiaries is in default, and, to Borrower's knowledge, no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed by IDSC or any Subsidiary of IDSC.

          7.1.21 Leases. Exhibit J hereto sets forth a complete listing of all capitalized leases of IDSC and its Subsidiaries and Exhibit K hereto sets forth a complete listing of all operating leases of IDSC and its Subsidiaries. Each of IDSC and its Subsidiaries is in compliance in all material respects with all of the terms of each of its respective capitalized and operating leases.

          7.1.22 Pension Plans. Except as disclosed on Exhibit L hereto, neither IDSC nor any of its Subsidiaries has any Plan. IDSC and each of its Subsidiaries is in full compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. To Borrower's knowledge, no fact or situation that could result in a material adverse change in the financial condition of IDSC or any of its Subsidiaries exists in connection with any Plan. Neither IDSC nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

          7.1.23 Trade Relations. There exists no actual or, to Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between IDSC or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of IDSC or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would have a Material Adverse Effect or prevent IDSC or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

          7.1.24 Labor Relations. Except as described on Exhibit M hereto, neither IDSC nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or to IDSC's knowledge, threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

          7.1.25 Information Supplied by Borrower. All information, reports, papers and data given by or on behalf of Borrower to Agent and Lenders with respect to the Property are accurate, complete and correct in all material respects and do not omit any fact the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.

          7.1.26 Alliance. Alliance is currently and shall remain an inactive Subsidiary of Petrocon. Alliance currently owns no Property and shall not at any time own any Property or engage in any transaction with any other Person including, without limitation, IDSC or any other Subsidiary of IDSC.

     7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of IDSC's or its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Requisite Lenders have consented to such changes or such changes are expressly permitted by this Agreement, and except for such representations and warranties that by their nature are limited only to a specific date in time.

     7.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall (i) survive the execution, delivery and acceptance thereof by Agent and/or Lenders and the parties thereto and the closing of the transactions described therein or related thereto, and (ii) expire the later to occur of (a) the date of termination of this Agreement, (b) the date that the Obligations have been paid in full in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized to Agent's satisfaction, and (c) the date that the Commitments have been terminated and the Lenders no longer have any obligation to make any Loans hereunder.

SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS

     8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless otherwise consented to by Requisite Lenders in writing, it shall:

          8.1.1 Visits and Inspections. Permit representatives of Agent and Lenders, from time to time, as often as may be reasonably requested, but only during normal business hours, to (i) visit and inspect its Properties and the Properties of each of its Subsidiaries, and (ii) inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. Notwithstanding anything to the contrary contained in this Section 8.1.1 or elsewhere in this Agreement, no

Lender shall be permitted to visit and inspect the Properties of Borrower or its Subsidiaries at a time that Agent is not also visiting and inspecting such Properties.

          8.1.2 Notices. Notify Agent and each Lender in writing (i) of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading; (ii) promptly after Borrower's learning thereof, of the commencement of any litigation affecting IDSC, any Subsidiary of IDSC or any of their respective Properties, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding, in each case which if determined adversely to IDSC or any of its Subsidiaries, would have a Material Adverse Effect; (iii) at least sixty (60) days prior thereto, of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business;
(iv) promptly after Borrower's learning thereof, of any labor dispute to which IDSC or any of its Subsidiaries may become a party, any strikes or walkouts relating to any of their respective plants or other facilities, and the expiration of any labor contract to which any of them is a party or by which any of them is bound; (v) promptly after Borrower's learning thereof, of any material default by any Loan Party under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness exceeding Fifty Thousand Dollars ($50,000); (vi) promptly after the occurrence thereof, of any Default or Event of Default; (vii) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness of Fifty Thousand Dollars ($50,000) or more payable to Borrower or any of its Subsidiaries; and (viii) promptly after the rendition thereof, of any judgment rendered against any Loan Party in an amount exceeding One Hundred Thousand Dollars ($100,000).

          8.1.3  Financial Statements.  Keep, and cause IDSC and each
Subsidiary of IDSC to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and each Lender and is consistent with GAAP, provided that interim financial statements will not be required to contain footnotes and will continue to follow the format of the interim financial statements supplied pursuant to the Original Loan Agreement):

          (i) as soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of IDSC, unqualified audited financial statements of IDSC and its Subsidiaries as of the end of such year, on a Consolidated basis, consisting of a balance sheet, income statement and statement of cash flows, certified by a firm of independent certified public accountants of recognized standing selected by IDSC but acceptable to Agent and each Lender (except for a qualification for a change in accounting principles with which the accountant concurs);

          (ii) as soon as available, but not later than thirty (30) days after the end of each month hereafter, including the last month of IDSC's fiscal year, unaudited interim financial statements of IDSC and its Subsidiaries as of the end of such month and of the portion of IDSC's financial year then elapsed, on a Consolidated basis, consisting of a balance sheet, income statement and statement of cash flows, certified by the principal financial officer of IDSC as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of IDSC and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain footnotes;

          (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which IDSC and/or its Subsidiaries has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which IDSC and/or its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

          (iv) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan;

          (v) as soon as possible, but not later than the twenty (20) days after the end of each month hereafter, an accounts payable aging schedule, in form and content reasonably satisfactory to Agent; and

          (vi) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or IDSC's and each of its Subsidiaries' accounts payable, accounts receivable, financial condition or results of operations.

          Concurrently with the delivery of the financial statements described in clause (i) of this Section 8.1.3, Borrower shall forward to Agent and each Lender a copy of the accountants' letter to IDSC's management that is prepared in connection with such audited financial statements and also shall cause to be prepared and shall furnish to Agent and each Lender a report of the aforesaid certified public accountants reporting to Agent and each Lender that, based upon their examination of the financial statements of IDSC and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Agent and each Lender, that they are aware that Agent and each Lender is relying on such financial statements in making its decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 8.1.3, or more frequently if requested by Agent, Borrower shall cause to be prepared and furnished to Agent and each Lender a Compliance Certificate in the form of Exhibit N hereto executed by the Chief Financial Officer of Borrower.

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

          8.1.4 Landlord and Storage Agreements. Provide Agent with copies of all agreements between IDSC or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

          8.1.5 Projections. No later than fifteen (15) days prior to the end of each fiscal year of IDSC beginning December 31, 2001, deliver to Agent and each Lender projections of IDSC and its Subsidiaries (consisting of Consolidated balance sheets, income statements and cash flow statements, together with appropriate supporting details and underlying assumptions) for the forthcoming fiscal year, month by month, the form of which shall be consistent with those furnished by Existing Borrowers to Agent and each Lender under the Original Loan Agreement.

          8.1.6 Taxes. Pay and discharge, and cause IDSC and each Subsidiary of IDSC to pay and discharge, all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and only to the extent that such Taxes are being Properly Contested.

          8.1.7 Compliance with Laws. Comply and cause IDSC and each Subsidiary of IDSC to comply, with all Applicable Laws, including all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of all Taxes, and all ERISA and Environmental Laws, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations material to the ownership of its Properties or to the conduct of its business, which noncompliance or failure to obtain could reasonably be expected to have a Material Adverse Effect.

          8.1.8 Insurance. In addition to the insurance required herein with respect to the Collateral, Borrower and each of its Subsidiaries shall maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement, or other criminal misappropriation insurance) as is customary in its business and in such amounts as is reasonably acceptable to Agent.

          8.1.9 Dissolution of Petrocon FSC Ltd. Provide to Agent within 90 days of the Closing Date, evidence satisfactory to Agent that Petrocon FSC Ltd. has been dissolved.

          8.1.10 Deposit and Brokerage Accounts. For each deposit account or brokerage account that Borrower at any time opens or maintains, Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrower.

     8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless Requisite Lenders have first consented thereto in writing, it will not:

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

          8.2.1 Mergers; Consolidations; Acquisitions. Except pursuant to the IDS Merger, (i) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person; nor (ii) acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, or (iii) change its or any of its Subsidiaries' state of incorporation or organization or Type of Organization, nor (iv) change its or any of its Subsidiaries' legal names (provided, however, that notwithstanding the above, one or more Borrowers may merge with and into any other Borrower).

          8.2.2 Loans. Make, or permit IDSC or any of IDSC's Subsidiaries to make, any loans or other advances of money to any Person, except for (i) travel advances, advances against commissions and other similar advances in the ordinary course of business, (ii) such loans or other advances as are outstanding on the Closing Date and disclosed in writing to Agent, (iii) extensions of trade credit in the ordinary course of business, (iv) prior to the occurrence of any Default or Event of Default, intercompany loans and advances from one Borrower to another Borrower, (v) prior to the occurrence of any Default or Event of Default, payments of scheduled principal and interest when due in respect of the PAL Note in accordance with its terms, and (vi) the remittance to PAL of Accounts arising out of services performed by PAL's employees in PAL's capacity as a subcontractor to Borrower; provided, however, that Borrower shall give Agent prompt written notice of any such payment or remittance that is made to PAL under clause (v) or (vi) of this Section 8.2.2 (and, if requested by Agent, Borrower shall furnish Agent with such supporting information as Agent shall reasonably request regarding any such loan or remittance).

          8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, except:

          (i)   Obligations owing to Agent or any Lender;

          (ii)  Subordinated Debt;

          (iii) Indebtedness of any Subsidiary of Borrower to Borrower or between Borrowers (to the extent permitted under Section 8.2.2(ii));

          (iv) accounts payable to trade creditors and current operating expenses (other than for (a) Money Borrowed and (b) accounts payable owing by Borrower to PAL) which are not aged more than sixty (60) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being Properly Contested;

           (v) Obligations to pay Rentals permitted by Section 8.2.13;

           (vi) Permitted Purchase Money Indebtedness;

          (vii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

          (viii) Indebtedness existing on the date hereof and described on Exhibit O hereto (including Loans to PAL), and any extensions, renewals or refinancings thereof so long as (i) the principal amount thereof does not exceed the then outstanding principal amount of the Indebtedness being so extended, renewed or refinanced, and (ii) the amortization of principal on any such refinancings shall be for no shorter period, and for no greater annual amounts, than the original amortization established for such Indebtedness; and

          (ix) contingent obligations under any guarantee by Borrower or its Subsidiaries of any of the obligations of any other Subsidiary as lessee under any lease which is otherwise permitted under this Agreement;

          (x) Indebtedness constituting deposits to secure the performance of bids, trade contracts (other than for Money Borrowed), leases, statutory obligations, surety and appeal bonds and performance bonds under other obligations of a like nature that are incurred in the ordinary course of business, not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding;

          (xi) indemnities arising under agreements entered into by Borrower or any of its Subsidiaries in the ordinary course of business;

          (xii) Indebtedness arising on account of deferred taxes, deferred workers' compensation liabilities, or deferred employee medical liabilities;

          (xiii) Indebtedness owing to Coury and Berry not to exceed $475,000 and paid pursuant to the Coury/Berry Settlement;

          (xiv) Indebtedness owing to Equus pursuant to the Equus Term Note; and

          (xv) Indebtedness not included in paragraphs (i) through (xii) above which does not exceed at any time, in the aggregate, the sum of One Hundred Thousand Dollars ($100,000).

          8.2.4 Affiliate Transactions. Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate or stockholder, except (i) those in existence on the Closing Date and fully disclosed to Agent, or (ii) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable than would be obtained in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

          8.2.5 Limitation on Liens. Create or suffer to exist, or permit any its Subsidiaries to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

          (i) Liens at any time granted in favor of Agent or any Lender;

          (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

          (iii) Liens arising in the ordinary course of its business by operation of law or regulation in favor of materialmen, mechanics, carriers, warehousemen, landlords and similar Persons, but only if (a) payment in respect of any such Lien is not at the time required or (b) the Indebtedness secured by such Lien is being Properly Contested and such Lien does not materially detract from the value of the Property or materially impair the use thereof in the operation of its business;

          (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

          (v) Liens securing Indebtedness of one of Borrower's Subsidiaries to Borrower or another such Subsidiary;

          (vi) such other Liens as appear on Exhibit P hereto;

          (vii) with respect to any real Property of Borrower or any of its Subsidiaries, such other easements or encumbrances or other imperfections of title to the extent they do not materially affect the value of, interfere with the use of, or materially impair the business or operations of, Borrower or any of its Subsidiaries;

          (viii) Liens securing the Equus Term Note which are subordinated to the Agent's Liens in a manner and pursuant to documentation satisfactory to Agent; and

           (ix) such other Liens as Requisite Lenders may hereafter approve in writing.

          8.2.6 Subordinated Debt; Management Fees. Make, or permit any of its Subsidiaries to make, any payment of all or any part of any (a) Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt (including, but not limited to, any amendment, supplement or modification of any agreement, instrument or document evidencing any such Subordinated Debt), and (b) management fees, consulting fees or similar payments (excluding ordinary and reasonable fees and reimbursable expenses which are payable by Borrower to members of its Board of Directors as remuneration for serving as a board member) to any Person, including, without limitation, Equus or any Affiliate of Equus. Absent the prior written consent of Requisite Lenders, Borrower shall not make, and shall not permit any of its Subsidiaries to make, a prepayment of all or any part of any Subordinated Debt.

Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, Borrower may make and pay all regularly scheduled (x) principal and interest payments when due on the PAL Note and (y) consulting fees due pursuant to the terms of the Consultant Agreement, as in effect on July 1, 2001, by and between Petrocon and Fahad Al-Tamimi, an individual domiciled in Riyadh, Saudi Arabia. In addition, Borrower shall be permitted to make payments on the Equus Term Note to the extent permitted under the Equus Intercreditor Agreement.

          8.2.7 Distributions. Declare or make, or permit any of its Subsidiaries to declare or make, any Distributions, except the Coury/Berry Distribution.

          8.2.8 Capital Expenditures. Make Capital Expenditures (including Capitalized Lease Obligations) which, in the aggregate, as to Borrower and its Subsidiaries, exceed Six Hundred Thousand Dollars ($600,000) during any fiscal year.

          8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of, or permit IDSC or any of its Subsidiaries to sell, lease or otherwise dispose of, any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary of Borrower, (iii) the sale, lease or other disposition of Equipment to the extent permitted under Section 6.3.2, (iv) the lease (as lessor) of any real Property, so long as (a) the real Property subject to any such lease is not necessary for the conduct of Borrower's or any Subsidiary's business and (b) any such lease is collaterally assigned to Agent, for the benefit of Lenders, as collateral security for the Obligations, (v) the sale, assignment, lease, transfer or other disposition of Property by a Borrower to another Borrower so long as (a) no Default or Event of Default then exists or would exist after giving effect to any such transfer, (b) the transferee Borrower is organized under the laws of the United States or any state thereof and conducts its operations within the United States, (c) the Property so transferred will continue to be located at a business location of Borrower listed on Exhibit B hereto and (d) such transfer is otherwise permitted under Section 8.2.4 hereof, or (vi) dispositions expressly authorized by this Agreement.

          8.2.10 Stock of Subsidiaries. Permit Borrower or any of its Subsidiaries to issue any additional shares of its capital stock, except director's qualifying shares.

          8.2.11 Bill-and-Hold Sales, Etc. During any calendar year make sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or on a repurchase or return basis, in excess of $5,000,000 in the aggregate for all Borrowers.

          8.2.12 Restricted Investment. Make or have, or permit IDSC or any of its Subsidiaries to make or have, any Restricted Investment.

          8.2.13 Operating Leases. Become, or permit IDSC or any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which IDSC or any of its Subsidiaries is then lessee would exceed Three Million Five Hundred Thousand Dollars ($3,500,000). The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any operating lease.

          8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than its Subsidiaries or another Borrower.

          8.2.15 RPM Earnout Payment. Make, or permit IDSC or any of its Subsidiaries to make, any payment of all or any part of any RPM Earnout Payment or take any other action or omit to take any other action in respect of any RPM Earnout Payment (including, but not limited to, any amendment, supplement or modification of any agreement, instrument, or document evidencing any such RPM Earnout Payment); provided, however, that so long as no Default or Event of Default has occurred and is continuing, Borrower may make and pay the RPM Earnout Payments when due in accordance with the RPM Stock Purchase Agreement.

     8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lenders, Borrower covenants that, unless otherwise consented to by Requisite Lenders in writing, it shall:

          8.3.1 Fixed Charge Ratio. Maintain, on a Consolidated basis, as of the last day of each calendar month set forth below, for the twelve- (12) calendar month period ending on such date, a Fixed Charge Ratio equal to or greater than the ratio set forth below for the period corresponding thereto:

             Period                               Ratio
-------------------------------------            -------
September 31, 2001 - December 31, 2001        1.00 to 1:00
January 31, 2002 - May 31, 2002                1.1 to 1:00
June 30, 2002 and thereafter                  1.15 to 1.00

          8.3.2 Ratio of Senior Debt and Equus Term Note to EBITDA. Maintain, on a Consolidated basis, as of the end of each calendar month set forth below, a ratio of (i) the sum of (a) Borrower's Senior Debt on such date and (b) the unpaid principal amount of the Equus Term Note on such date, to (ii) Borrower's EBITDA for the twelve- (12) calendar month period ending on such date, equal to or greater than the ratio set forth below for the period corresponding thereto:

             Period                               Ratio
--------------------------------------           -------
September 31, 2001 - December 31, 2001         2.50 to 1:00
January 31, 2002 - February 28, 2002           3.50 to 1:00

March 31, 2002 - May 31, 2002                  3.25 to 1.00
June 30, 2002 - August 31, 2002                3.00 to 1.00
September 30, 2002 - November 30, 2002         2.75 to 1.00
December 31, 2002 and thereafter               2.50 to 1.00

        8.3.3 Costs in Excess of Billings Amount Maintain, on a Consolidated basis, as of the last day of each calendar month, a Costs in Excess of Billings Amount of not greater than $5,500,000.

SECTION 9.  CONDITIONS PRECEDENT

     Subject to the satisfaction in a manner and pursuant to documentation satisfactory to Agent of the conditions specified in this Section 9, Agent and Lenders hereby consent to the consummation of the Transactions. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

     9.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall reasonably require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel, including, without limitation, the Stock Pledge Agreement, the Equus Intercreditor Agreement, and the Guaranty Agreements.

     9.2  No Default.  No Default or Event of Default shall exist.

     9.3 Availability. Agent shall have determined that immediately after consummation of the Transactions and the making by Lenders on the Closing Date of the Loans contemplated hereby, and payment (or provisions made for payment of) all closing costs incurred in connection with the transactions contemplated hereby, including, without limitation, the Transactions, Availability shall not be less than Two Million Dollars ($2,000,000).

     9.4 Organizational and Governing Documents. Agent shall have received a copy of the organizational and governing documents of IDSC and each of its Subsidiaries, and all amendments thereto, certified where relevant by the Secretary of State or other appropriate official of the jurisdiction of IDSC's and each Subsidiary's organization.

     9.5 Good Standing Certificates. Agent shall have received good standing certificates for IDSC and each of its Subsidiaries, issued by the Secretary of State or other appropriate official of IDSC's and each Subsidiary's jurisdiction of organization and each jurisdiction where the conduct of IDSC's or any of its Subsidiary's business activities or ownership of its Property necessitates qualification.

     9.6 Opinion Letters. Agent shall have received a favorable, written opinion of counsel to Borrower, as to the transactions contemplated by this Agreement, including, without limitation, the Transactions, to be in form and substance satisfactory to Agent and Agent's counsel.

     9.7 Insurance. Agent shall have received binders with respect to the casualty insurance policies of IDSC and each of its Subsidiaries, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee and binders with respect to IDSC's and each such Subsidiary's liability insurance policies, together with endorsements naming Agent as a co-insured.

     9.8 Dominion Account. Agent shall have received the duly executed agreements establishing the Dominion Accounts with one or more financial institutions acceptable to Agent for the collection or servicing of the Accounts.

     9.9 Landlord Agreements. Agent shall have received all landlord or warehouseman agreements with respect to all premises leased by IDSC and its Subsidiaries and which are disclosed on Exhibit K hereto.

     9.10 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

     9.11 Evidence of Perfection and Priority of Liens in Collateral. Agent shall have received copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in form satisfactory to Agent that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

     9.12 Evidence of Consummation of IDSC Merger and Equus Subordinated Debt Restructuring. Agent shall have received evidence satisfactory to Agent, in its sole discretion, of the consummation of the IDSC Merger and the Equus Subordinated Debt Restructuring in conformity with the terms, conditions and provisions described in the recitals of this Agreement, pursuant to documentation and related materials satisfactory to Agent, and Agent shall have received copies of all such documentation and materials.

     9.13 Documentation Relating to Transactions. Agent shall have received all other documentation and materials relating to the Transactions as shall be required by Agent, all of which shall be in form and substance satisfactory to Agent.

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

     9.14 No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to IDSC or any Subsidiary of IDSC between October 31, 2001 and the Closing Date.

     9.15 Average Daily Availability. For the thirty days prior to the Closing Date, Average Daily Availability shall have been not less than $2,000,000.

     9.16 Closing Fee. Agent shall have received for the account of Lenders payment by Borrower of the closing fee provided for in Section 2.3 of this Agreement.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

          10.1.1 Payment of Note. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Notes on the due date of such installment.

          10.1.2 Payment of Other Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the Notes on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

          10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower or any other Loan Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

          10.1.4 Breach of Specific Covenants. Borrower shall fail to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2, 8.1.1, 8.1.3, 8.2 or 8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

          10.1.5 Breach of Other Covenants. Borrower shall fail to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Requisite Lenders' satisfaction within ten (10) days after the sooner to occur of Borrower's receipt of notice of such breach from Agent or the date on which such failure first becomes known to any officer of Borrower.

          10.1.6 Default Under Other Agreements. Any event of default shall occur under, or any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement contained in, the Other Agreements and such default shall continue beyond any applicable grace period.

          10.1.7 Other Defaults. There shall occur any default or event of default on the part of Borrower or any of its Subsidiaries under any agreement, document or instrument to which Borrower or any such Subsidiary is a party or by which Borrower or any of its Subsidiaries or any of their respective Property is bound, creating or relating to any Indebtedness (other than the Obligations) having an outstanding principal amount (individually or in the aggregate) of One Hundred Thousand Dollars ($100,000) or more, if the payment or maturity of such Indebtedness is or may be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

          10.1.8 Uninsured Losses. Any material loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance.

          10.1.9 Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower or any Loan Party which has a Material Adverse Effect.

          10.1.10 Insolvency and Related Proceedings. Any Loan Party shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against a Loan Party under the Bankruptcy Code (and if, with respect to any petition filed against any Loan Party, such proceeding shall continue for more than thirty (30) days), or any Loan Party shall make any offer of settlement, extension or compromise to such Loan Party's unsecured creditors generally.

          10.1.11 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower or any Subsidiary of Borrower for a period which significantly affects Borrower's or such Subsidiary's capacity to continue its business, on a profitable basis; or Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or such Subsidiary which is necessary to the continued or lawful operation of its business; or Borrower or any Subsidiary of Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower or any Subsidiary of Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation and the fair market value of such Collateral exceeds Fifty Thousand Dollars ($50,000).

          10.1.12 Change of Ownership. (i) The occurrence of any transaction or event by which (a) a majority of the Board of Directors of IDSC shall consist of Persons who are not Continuing Directors, or (b) a majority of the Board of Directors of Petrocon shall consist of Persons who are not Continuing Directors; or (ii) (a) Equus shall sell, transfer or otherwise dispose of any Voting Stock and/or Voting Stock Equivalents of Petrocon owned by it on the Closing Date, or
(b) Equus or its designees shall cease to maintain the number of seats on the

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

Board of Directors of Petrocon or IDSC held by it/them on the Closing Date; or
(iii) Petrocon shall cease to own and control, beneficially and of record, all of the issued and outstanding capital stock of each of its Subsidiaries that is a Borrower; or (iv) IDSC shall cease to own and control, beneficially and of record, all of the issued and outstanding equity ownership interests of IDS Engineering, Thermaire, Data, Management and Constant Power; or (v) Management shall cease to own and control, beneficially and of record, all of the issued and outstanding capital stock of Petrocon.

          10.1.13 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if IDSC or any Subsidiary of IDSC is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from IDSC's or such Subsidiary's complete or partial withdrawal from such Plan.

          10.1.14 Challenge to Agreement. Borrower, any Subsidiary of Borrower or any other Loan Party, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

          10.1.15 Criminal Forfeiture. IDSC or any Subsidiary of IDSC shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of IDSC or any Subsidiary of Borrower.

          10.1.16 Judgments. Any (i) money judgment(s) in excess of One Hundred Thousand Dollars ($100,000) is/are filed against IDSC or any Subsidiary of IDSC or any of their respective Property, and such judgment(s) shall remain unpaid, unsatisfied by insurance, and unstayed for more than thirty (30) days, whether or not consecutive, or (ii) writ of attachment or similar process is filed against IDSC or any Subsidiary of IDSC, or any of their respective Property, and such writ of attachment or similar process is not bonded or secured in an amount and manner reasonably satisfactory to Agent.

          10.1.17 Repudiation of or Default Under Guaranty Agreements. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

     10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent and/or Lenders to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence and during the continuance of an Event of Default, all or any portion of the Obligations shall, at the option of Agent and/or Requisite Lenders and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other further notice by Agent or any Lender, become at once due and payable and Borrower shall forthwith pay to Lenders, the full amount of such

Obligations; provided, however, that upon the occurrence of an Event of Default specified in Section 10.1.10 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent or Lenders.

     10.3 Other Remedies. Upon and after the occurrence and during the continuance of an Event of Default, Lender may or upon demand by Requisite Lenders shall, exercise from time to time the following rights and remedies:

          10.3.1 All of the rights and remedies of a secured party under the Code or under other Applicable Law, and all other legal and equitable rights to which Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Agent for storage thereof).

          10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that any requirement of notice to Borrower of any proposed public or private sale or other disposition of Collateral by Agent shall be deemed reasonable notice thereof if given at least ten (10) days prior thereto, and any such sale may be held at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees incurred by Agent or any Lender in collecting the Obligations, in enforcing the rights of Agent or any Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; third, to the principal of the Obligations, and fourth, to Borrower. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

          10.3.4 The right to exercise all of Agent's rights and remedies under any mortgage/deed of trust with respect to any real Property forming a part of the Collateral.

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

          10.3.5  For the limited purpose of exercising their rights under this
Section 10, Lenders are hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's and Lenders' benefit.

          10.3.6 Agent may, at its option, require Borrower to deposit with Agent funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Out-of-Formula Condition is created thereby). Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

     10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or contained in any other agreement between Agent and/or any Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent and/or any Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Agent and/or any Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent and/or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and Requisite Lenders and directed to Borrower.

     10.5 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to Borrower and in either Borrower's or Agent's name, but at the cost and expense of Borrower:

          10.5.1 At such time or times as Agent or said agent, in its sole discretion, may determine, upon the occurrence and during the continuance of an Event of Default, endorse

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

Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or any Lender or under Agent's or any Lender's control.

          10.5.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

SECTION 11.  ASSIGNMENT AND PARTICIPATION

     11.1 Assignments and Participations in Loans.

          (A) Each Lender may assign its rights and delegate its obligations under this Agreement to another Person; provided, that (a) such Lender shall first obtain the written consent of Agent, and, while no Default or Event of Default exists, Borrower, in each case which shall not be unreasonably withheld,
(b) the amount of Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (i) $5,000,000 or (ii) the entire amount of the Commitments and Loans of such assigning Lender and (c)(i) each such assignment shall be of a pro rata portion of all such assigning Lender's Loans and Commitments hereunder, and (ii) the parties to such assignment shall execute and deliver to Agent for acceptance and recording a Lender Addition Agreement together with (x) a processing and recording fee of $2,500 payable to Agent and (y) the Notes originally delivered to the assigning Lender. Upon receipt of all of the foregoing, Agent shall notify Borrower of such assignment and Borrower shall comply with its obligations under the second sentence of
Section 1.3.  In the case of an

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

assignment authorized under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

          (B) Each Lender may sell participations in all or any part of any Loans made by it to another Person; provided, that any such participation shall be in a minimum amount of $5,000,000, and provided, further, that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (a) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (b) any extension of the Original Term or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (c) any release of substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of Sections 3.8, 3.9, 3.10, 11.4 and
12.1 be considered to be a "Lender".

          (C) Except as otherwise provided in this Section 11.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants) provided that the Persons obtaining such information agrees to maintain the confidentiality of such information to the extent required by Section 12.19.

          (D) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

          (E) Borrower agrees to use its best efforts to assist any Lender in assigning or selling participations in all or any part of any Loans made by such Lender to another Person.

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

     11.2 Agent.

          (A) Appointment. Each Lender hereby designates and appoints Fleet as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in Section 11.3. Agent agrees to act as such on the express conditions contained in this Section 11.2. The provisions of this Section 11.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

          (B) Nature of Duties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

          (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent to any liability.

          (D) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

          (E) Indemnification. Each Lender, severally, agrees to reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement for any of the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this Section 11.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

          (F) Fleet Individually. With respect to its Commitments and the Loans made by it, and the Notes issued to it, Fleet shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Fleet in its individual capacity as a Lender or one of the Requisite Lenders. Fleet may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

          (G)  Successor Agent.

          (1) Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

          (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (G)(1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, as Requisite Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

          (3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this
Section 11.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

          (H)  Collateral Matters.

          (1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by this Agreement or the Loan Documents
(i) upon termination of the Commitments and payment and satisfaction of all Obligations; (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended. In addition during any fiscal year of Borrower (x) Agent may release Collateral having a book value of not more than 10% of the book value of all Collateral,
(y) Agent, with the consent of Requisite Lenders, may release Collateral having a book value of not more than 25% of the book value of all Collateral and (z) Agent, with the consent of Lenders having 90% of (i) the Total Loan Commitments and (ii) Loans, may release all the Collateral.

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

          (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 11.2(H)(1)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 11.2(H)(1). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

          (3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 11.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

          (I) Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

          (J) Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize

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

upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

     11.3 Consents.

          (A) In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent.

          (B) In the event Agent requests the consent of a Lender and such consent is denied, then Fleet may, at its option, require such Lender to assign its interest in the Loans to Fleet for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that Fleet elects to require any Lender to assign its interest to Fleet, Fleet will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to Fleet no later than five (5) days following receipt of such notice.

     11.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or such holder at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written consent of Agent. Any Lender which has exercised its right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

     11.5 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro

Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Loan no later than (a) one (1) Business Day prior to the funding date applicable thereto for Eurodollar Loans and (b) by 1:00 p.m. Dallas, Texas time on the funding date for Base Rate Loans, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account not later than 10:00 a.m. Dallas, Texas time on such funding date for Eurodollar Loans and 3:00 p.m. Dallas, Texas time for Base Rate Loans. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 11.5 shall be without premium or penalty. Nothing in this Section 11.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 11.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

     11.6 Settlements, Payments and Information.

          (A) Revolving Credit Loans and Payments; Fee Payments.

          (1) The Revolving Credit Loans may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 3 and Section 11.5, Revolving Credit Loans and repayments may be settled according to the procedures described in Sections 11.6(A)(2) and 11.6(A)(3) of this Agreement. Payments of principal, interest and fees in respect of the Term Loans will be settled on the Business Day received in accordance with the provisions of Section 2. Notwithstanding these procedures, each Lender's obligation to fund its Pro Rata Share of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

          (2) Once each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by 1 p.m. Dallas, Texas time by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Credit Loans. In the event payments are necessary to adjust the amount of such Lender's share of the Revolving Credit Loans to such Lender's Pro Rata Share of the Revolving Credit Loans, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. Dallas, Texas time on the Business Day following the Settlement Date.

          (3) On the first Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone, telefax or telecopy of the amount of interest and fees charged to and collected from Borrower for the proceeding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3 p.m. Dallas, Texas time on the next Business Day following the Interest Settlement Date such Lender's share of such interest and fees.

          (B) Availability of Lender's Pro Rata Share.

          (1) Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender's intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

          (2) Nothing contained in this Section 11.6(B) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

          (3) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Credit Loans made with respect to any draw on a Lender Letter of Credit.

          (C)  Return of Payments.

          (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

          (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

     11.7 Dissemination of Information. Agent will provide Lenders with any information received by Agent from Borrower which is required to be provided to a Lender hereunder; provided, however, that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

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

     11.8 Discretionary Advances. Agent may, in its sole discretion, (i) provided that no Event of Default exists, make Revolving Credit Loans of up to 10% in excess of the Borrowing Base for a period of not more than 30 consecutive days and (ii) during the continuance of an Event of Default, make Revolving Credit Loans in excess of the Borrowing Base for the purpose of preserving or protection the Collateral.

SECTION 12.  MISCELLANEOUS

     12.1 Indemnity. BORROWER HEREBY INDEMNIFIES, HOLDS HARMLESS, AND SHALL DEFEND AGENT, EACH LENDER AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, COUNSEL AND EMPLOYEES ("INDEMNIFIED PERSONS") FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, COSTS, EXPENSES, SUITS, ACTIONS AND PROCEEDINGS ("LOSSES") EVER SUFFERED OR INCURRED BY ANY INDEMNIFIED PERSON ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LOSSES CAUSED BY THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON, BUT NOT INCLUDING ANY LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH INDEMNIFIED PERSON, AND BORROWER SHALL REIMBURSE AGENT, EACH LENDER AND EACH OTHER INDEMNIFIED PERSON FOR ANY EXPENSES (INCLUDING IN CONNECTION WITH THE INVESTIGATION OF, PREPARATION FOR OR DEFENSE OF ANY ACTUAL OR THREATENED CLAIM, ACTION OR PROCEEDING ARISING THEREFROM, INCLUDING ANY SUCH COSTS OF RESPONDING TO DISCOVERY REQUESTS OR SUBPOENAS, REGARDLESS OF WHETHER AGENT, LENDER OR SUCH OTHER INDEMNIFIED PERSON IS A PARTY THERETO). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SHALL EXTEND TO ANY CLAIMS ASSERTED AGAINST AGENT, LENDER OR ANY OTHER INDEMNIFIED PERSON BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS OR SIMILAR LAWS BY REASON OF BORROWER'S OR ANY OTHER PERSON'S FAILURE TO COMPLY WITH LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS OR OTHER TOXIC SUBSTANCES AND WHICH AFFECT THE BORROWER AND/OR ITS PROPERTIES. BORROWER MAY SELECT COUNSEL WITH RESPECT TO ANY LOSSES; PROVIDED, HOWEVER, EACH INDEMNIFIED PERSON SHALL HAVE THE RIGHT TO MONITOR THE PROGRESS OF ANY CLAIMS, SUITS AND ADMINISTRATIVE PROCEEDINGS DEFENDED BY BORROWER HEREUNDER WITH COUNSEL OF SUCH INDEMNIFIED PERSON'S CHOICE, OR CONDUCT ITS DEFENSE THROUGH COUNSEL OF SUCH INDEMNIFIED PERSON'S CHOICE, IN THE EVENT THAT (I) SUCH INDEMNIFIED PERSON DETERMINES IN GOOD FAITH THAT THE CONDUCT OF ITS DEFENSE BY BORROWER COULD BE MATERIALLY PREJUDICIAL TO SUCH INDEMNIFIED PERSON'S INTERESTS OR THAT OTHER REASONABLE GROUNDS EXIST WHICH DEMONSTRATE A LACK OF EFFECTIVENESS OR HIGH LEVEL OF QUALITY IN THE CONDUCT OF SUCH DEFENSE BY BORROWER, AND (II) PRIOR TO RETAINING SUCH COUNSEL FOR SUCH PURPOSE, SUCH INDEMNIFIED PERSON SHALL CONSULT WITH BORROWER AND SHALL ATTEMPT IN GOOD FAITH TO AGREE UPON COUNSEL TO CONDUCT THE DEFENSE ON BEHALF OF

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

BORROWER AND SUCH INDEMNIFIED PERSON, AND IN EACH CASE THE FEES AND DISBURSEMENTS OF SUCH COUNSEL SHALL BE PAID BY BORROWER; PROVIDED, HOWEVER, THAT IF SUCH MUTUAL AGREEMENT IS NOT REACHED WITHIN A REASONABLE TIME ON SELECTING COUNSEL, THEN SUCH INDEMNIFIED PERSON MAY RETAIN ITS OWN COUNSEL AT BORROWER'S EXPENSE; PROVIDED FURTHER, HOWEVER, THAT BORROWER SHALL NOT BE OBLIGATED TO PAY THE FEES AND EXPENSES OF MORE THAN ONE (1) COUNSEL FOR ALL INDEMNIFIED PERSONS IN ANY PARTICULAR ACTION OR PROCEEDING. NOTWITHSTANDING ANY CONTRARY PROVISION OF THIS AGREEMENT, THE OBLIGATION OF BORROWER UNDER THIS SECTION 12.1 SHALL SURVIVE THE PAYMENT IN FULL OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

     12.2 Amendments and Waivers.

          (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or Agent, as applicable; provided, that no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitment of any Lender; (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date of any installment of principal of the Loans; (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (v) amend or waive this Section 12.2 or the definitions of the terms used in this Section 12.2 insofar as the definitions affect the substance of this Section 12.2; (vi) consent to the assignment or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and (vii) increase the percentages contained in the definition of Borrowing Base and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required herein above to take such action.

          (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

          (C) No amendment, modification or waiver of any provision of any Lender Letter of Credit shall be applicable without the written concurrence of the issuer of such Lender Letter of Credit. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each Lender, and, if signed by a Loan Party, on such Loan Party.

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

          (D) In the event Agent waives (1) any Default arising under Section
10.1.5 as a result of the breach of any of the provisions of Section 8 of this Agreement (other than any such breach which constitutes an Event of Default) or
(2) any Default constituting a condition to the funding of any Revolving Credit Loan or issuance of any Lender Letter of Credit, such waiver shall expire on the date upon which the Default which was the subject of such waiver matures into an Event of Default pursuant to the terms of this Agreement.

     12.3 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.4 Successors and Assigns. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower, Agent and each Lender permitted under Section 11 hereof. No Person other than a successor or assign of Borrower, Agent or Lender permitted under
Section 11 hereof shall have any right, benefit, priority or other interest under, or because of the existence of, this Agreement.

     12.5 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     12.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     12.7 Notice. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile transmissions and shall be deemed to have been validly served, given or delivered immediately when delivered against receipt or three (3) Business Days after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile transmission, when sent, answerback received, in each case addressed as follows:

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

          If to Agent:      Fleet Capital Corporation
                            5950 Sherry Lane
                            Suite 300
                            Dallas, Texas 75225
                            Attention:  Loan Administration Manager
                            Facsimile No.:  (214) 706-7066

          With a copy to:   Patton Boggs, L.L.P.
                            2001 Ross Avenue, Suite 3000
                            Dallas, Texas 75201
                            Attention:  Mr. R. Jeffery Cole
                            Facsimile No.:  (214) 758-1550

          If to Borrower:   Petrocon Engineering, Inc.
                            3155 Executive Boulevard
                            Beaumont, Texas  77705
                            Attention:  Mr. Robert W. Raiford
                            Facsimile No.:  (409) 840-2400

          With a copy to:   Gardere Wynne Sewell LLP
                            3000 Thanksgiving Tower
                            1601 Elm Street
                            Dallas, Texas 75201
                            Attention:  Mr. Gary Clark
                            Fax:  (214) 999-4667

          If to any Lender:  To the address set forth below such Lender's name on the signature pages hereto,

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.7; provided, however, that any notice, request or demand to or upon Agent or any Lender pursuant to Section 3.1.1 or
4.2.2 hereof shall not be effective until received by Agent or such Lender. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

     12.8 Agent's or Lenders' Consent. Whenever Agent's or Lenders' consent is required to be obtained under this Agreement or any of the Other Agreements as a condition to any action, inaction, condition or event, Agent or Lenders shall be authorized to give or withhold such consent in its sole and absolute discretion.

     12.9 Credit Inquiries. Borrower hereby authorizes and permits Agent and each Lender (but neither Agent nor any Lender shall have any obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

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

     12.10 Time of Essence. Time is of the essence of this Agreement and the Other Agreements.

     12.11 Entire Agreement; Appendix A and Exhibits and Schedules. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A and each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

     12.12 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.13 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN DALLAS, DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS: PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN TEXAS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF TEXAS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE DISTRICT COURT OF DALLAS COUNTY, TEXAS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT AND/OR ANY LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT

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

AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     12.14 WAIVERS BY BORROWER. BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR LENDERS ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR ANY LENDER TO EXERCISE ANY OF AGENT'S OR ANY LENDER'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.15 WAIVER OF CONSUMER RIGHTS. BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER

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CONSULTATION WITH AN ATTORNEY OF BORROWER'S OWN SELECTION, BORROWER VOLUNTARILY
CONSENTS TO THIS WAIVER. BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT BORROWER (I) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO AGENT AND LENDERS, AND (II) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          12.16  ORAL AGREEMENTS INEFFECTIVE.  THIS AGREEMENT AND THE OTHER
LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          12.17 Nonapplicability of Chapter 346 of the Texas Finance Code. Borrower, Agent and Lenders hereby agree that, except for Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

          12.18 Certain Matters of Construction. All references to statutes and related regulations in this Agreement and the Other Agreements shall include any amendments of same and any successor statutes and regulations. All references in this Agreement and the Other Agreements to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

          12.19 Confidentiality. Agent and Lenders shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective Affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Loans. If any Lender is otherwise a creditor of a Borrower, such Lender may use the information in connection with its other credits. Agent and Lenders may also make disclosures reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any governmental authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 12.19. In no event shall Agent or any Lender be obligated or required to return any materials furnished by Borrower; provided, however, each offeree shall be required to agree that if it does not become a assignee (or participant) it shall return all materials furnished to it by Borrower in connection herewith.

          12.20 Amendment and Restatement. This Agreement is an amendment, modification, extension and restatement, and not an extinguishment or novation, of the Original Loan

Agreement and the liens, the security interests and other obligations arising thereunder or evidenced thereby.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed in Dallas, Texas, on the day and year specified at the beginning of this Agreement.

                             BORROWER:

                             IDS ENGINEERING, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             THERMAIRE, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             CONSTANT POWER MANUFACTURING, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             INDUSTRIAL DATA SYSTEMS, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             IDS ENGINEERING MANAGEMENT, LC

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------

                             PETROCON ENGINEERING, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             TRIANGLE ENGINEERS AND CONSTRUCTORS, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             PETROCON SYSTEMS, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             PETROCON ENGINEERING OF   LOUISIANA, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             R.P.M. ENGINEERING, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             PETROCON CONSTRUCTION RESOURCES, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------

                             PETROCON TECHNOLOGIES, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             ALLIANCE ENGINEERING ASSOCIATES, INC.

                             By:
                                     -------------------------------
                             Name:
                                     -------------------------------
                             Title:
                                     -------------------------------


                             Accepted in Dallas, Dallas County, Texas:


                             AGENT:

                             FLEET CAPITAL CORPORATION


                             By:
                                --------------------------------
                                Dan A. Hughes
                                Vice President


                             LENDERS:

                             FLEET CAPITAL CORPORATION


                             By:
                                --------------------------------
                                Dan A. Hughes
                                Vice President

                             Revolving Loan Commitment:  $15,000,000

                             Term Loan Commitment:    $522,285.70

                                  APPENDIX A

                              GENERAL DEFINITIONS

          When used in the Second Amended and Restated Loan and Security Agreement dated December 21, 2001, by and among IDS Engineering, Inc., Thermaire, Inc., Constant Power Manufacturing, Inc., Industrial Data Systems, Inc., IDS Engineering Management, LC, Petrocon Engineering, Inc., Triangle Engineers and Constructors, Inc., Petrocon Systems, Inc., Petrocon Engineering of Louisiana, Inc., R.P.M. Engineering, Inc., Petrocon Construction Resources, Inc., Petrocon Technologies, Inc., and Alliance Engineering Associates, Inc., as Borrower, Fleet Capital Corporation, as Agent, and the financial institutions from time to time listed on the signature pages thereto, as Lenders, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

               Account Debtor - any Person who is or may become obligated under or on account of an Account.

               Accounts - has the meaning thereto under the UCC.

               Adjusted Net Earnings From Operations - with respect to any fiscal period, means the net earnings (or loss) after provision for income taxes for such fiscal period of Borrower, as reflected on the financial statement of Borrower supplied to Agent and Lenders pursuant to Section
     8.1.3 of the Agreement, but excluding:

               (i) any gain or loss arising from the sale of capital assets;

               (ii) any gain or loss arising from any write-up of assets (provided that any such loss is (a) determined in accordance with GAAP and (b) approved by Agent);

               (iii) earnings of any Subsidiary of a Borrower accrued prior to the date it becomes a Subsidiary;

               (iv) earnings of any corporation, substantially all the assets of which have been acquired in any manner by a Borrower, realized by such corporation prior to the date of such acquisition;

               (v) net earnings of any business entity (other than a Subsidiary of a Borrower) in which such Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions;

               (vi) any portion of the net earnings of any Subsidiary of a Borrower which for any reason is unavailable for payment of dividends to such Borrower;

               (vii) the earnings of any Person to which any assets of a Borrower shall have been sold, transferred or disposed of, or into which such Borrower shall have

                                     A-1-1
          merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transactions;

               (viii) any gain arising from the acquisition of any Securities of a Borrower; and

               (ix) any gain arising from extraordinary or non-recurring items.

               Affected Lender - as defined in Section 3.14 of the Agreement.

               Affiliate - means, as to any specified Person, any other Person who, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of capital stock of the Person, by contract, or otherwise).

               Agreement - the Second Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as amended, renewed, extended and restated from time to time.

               Applicable Annual Rate - as defined in Section 2.1.1 of the Agreement.

               Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

               Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent and/or any Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and the LC Amount is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is zero (0).

               Average Daily Availability - means the amount determined by adding the Availability at the end of each Business Day for each Business Day during the period in question and by dividing such sum by the number of Business Days in such period.

               Average Monthly Revolving Credit Loan Balance - the amount obtained by adding the aggregate unpaid principal amount of Revolving Credit Loans plus the LC Amount at the end of each day during the month in question and by dividing such sum by the number of days in such month.

               Bank - Fleet National Bank, and its successors or assigns.

                                     A-1-2

          Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

          Base Rate Loan - a Loan which bears interest based upon the Base Rate.

          Berry - as defined in the recitals to the Agreement.

          Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

          (a) Total Revolving Credit Facility; or

          (b) an amount equal to the sum of (i) up to eighty-five percent (85%) of the net amount of Eligible Accounts that are not Performance Accounts outstanding at such date and (ii) the lesser of (A) $3,500,000 or (B) up to eighty-five percent (85%) of the net amount of Eligible Accounts that are Performance Accounts outstanding at such date;

               MINUS (subtract from each of clauses (a) and (b) above)

          (c)  the LC Amount; and

          (d) the amount of any reserves established by Agent pursuant to
     Section 1.1.1 at such date.

     For purposes of clause (b) hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or sales, excise or withholding taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

          Borrowing Notice - as defined in Section 3.1.1 of this Agreement.

          Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in such state are closed; provided, however, if any determination of a "Business Day" shall relate to a Eurodollar Loan, the term "Business Day" shall in addition exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          Capex Limit - as defined in Section 8.2.8 of this Agreement.


                                     A-1-3

          Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

          Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          Cash Flow - for any fiscal period of Borrower, means an amount equal to (a) the sum of (i) Adjusted Net Earnings from Operations for such period, plus (ii) income tax expense for such period, plus (iii) Interest Expense for such period, plus (iv) depreciation and amortization for such period, minus (b) Capital Expenditures incurred during such period.

          Certificate of Exemption - as defined in Section 3.9(C) of the Agreement.

          Certificated Security - has the meaning assigned thereto under the UCC.

          Chase - The Chase Manhattan Bank.

          Chase Term Note - that certain promissory note dated February 28, 1997, in the original principal amount of $450,000.00, payable to the order of Texas Commerce Bank National Association, and executed by Thermaire.

          Chattel Paper - has the meaning assigned thereto under the UCC.

          Closing Date - the date on which all of the conditions precedent in
     Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement and the Transactions are consummated.

          Code - the Uniform Commercial Code as adopted and in force in the State of Texas, as from time to time in effect.

          Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property, that now or hereafter secure the payment and performance of any of the Obligations.

          Commercial Tort Claim - has the meaning assigned thereto in the UCC Revisions.

          Commitment or Commitments - means the commitment or commitments of Lenders to make Loans as set forth in Sections 1.1 and/or 1.2 and to participate in any Letters of Credit issued by Agent as set forth in
     Section 1.4.

                                     A-1-4

          Computer Hardware and Software - all of Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

          Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

          Contract Right - any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

          Continuing Director - means (i) as to Petrocon, at any date, any individual who (a) was a member of the Board of Directors of Petrocon on the Closing Date or (b) was nominated for election or elected to the Board of Directors of Petrocon with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election, and (ii) as to IDSC, at any date, any individual who (a) was a member of the Board of Directors of IDSC on the Closing Date, or (b) was nominated for election or elected to the Board of Directors of IDSC with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

          Costs in Excess of Billings Amount - means the total amount of costs in excess of the billings of Borrower in respect of fixed-price contracts.

          Coury - as defined in the recitals to the Agreement.

          Coury/Berry Settlement - as defined in the recitals to the Agreement.

          Coury/Berry Settlement Agreements - as defined in the recitals to the Agreement.

          Coury/Berry Distribution - as defined in the recitals to the Agreement.

          Coury/Berry Stock Purchase - as defined in the recitals to the Agreement.

          Coury Subordinated Debt Redemption - as defined in the recitals to the Agreement.

                                     A-1-5

          Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

          Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

          Default Rate - as defined in Section 2.1.2 of the Agreement.

          Deposit Account - has the meaning assigned thereto under the UCC.

          Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

          Document - has the meaning assigned thereto under the UCC.

          Dollars and the sign "$"- lawful money of the United States of America.

          Dominion Account - a special account of Agent established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

          EBIT - for any fiscal period of Borrower, means an amount equal to (a) the sum of (i) Adjusted Net Earnings From Operations for such period, plus
     (ii) Interest Expense for such period, plus (iii) income tax expense for such period.

          EBITDA - for any fiscal period of Borrower, means an amount equal to
     (a) the sum of (i) Adjusted Net Earnings From Operations for such period, plus (ii) Interest Expense for such period, plus (iii) income tax expense for such period, plus, (iv) depreciation and amortization for such period.

          Electronic Chattel Paper - has the meaning assigned thereto in the UCC Revisions.

          Eligible Account - an Account or Performance Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which is payable in Dollars and which Agent, in its sole discretion, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account or Performance Account shall be an Eligible Account if: (i) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; (ii) with respect to any Account, it is due or unpaid more than 90 days after the original invoice date; (iii) fifty percent (50%) or more of the Accounts and/or Performance Accounts from the Account Debtor are not deemed Eligible Accounts


                                     A-1-6
     hereunder; (iv) the total unpaid Accounts and/or Performance Accounts of the Account Debtor exceed twenty percent (20%) of the net amount of all Eligible Accounts, to the extent of such excess; (v) any covenant, representation or warranty contained in the Agreement with respect to such Account or such Performance Account has been breached; (vi) the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account or such Performance Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, reserve, retention or chargeback, provided that, in any event, the Accounts and/or Performance Accounts of such Account Debtor shall be ineligible only to the extent of the amount owing by Borrower to such creditor or supplier or to the extent of such offset, counterclaim, disputed amount, reserve, retention or chargeback; (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the proceedings in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; (viii) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States, unless the sale (a) is backed by an irrevocable letter of credit issued or confirmed by Bank and is in form and substance acceptable to Agent, payable in the full amount of the Account and/or Performance Account in freely convertible Dollars at a place of payment within the United States or (b) is covered by foreign credit insurance in form and substance acceptable to Agent; (ix) with respect to any Account, it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (x) (a) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account or Performance Account to Agent, in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C.
     (S)203 et seq.) or (b) the Account Debtor is a state, county or municipality, or a political subdivision or agency thereof, which is subject to any Applicable Law that would disallow an assignment of Accounts on which it is the Account Debtor; (xi) the Account Debtor is located in New Jersey, Minnesota, Indiana, West Virginia or any other state imposing similar conditions on the right of a creditor to collect accounts receivable unless Borrower has either qualified to transact business in such state as a foreign corporation or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xii) the Account or Performance Account is subject to a Lien other than a Permitted Lien; (xiii) the goods giving rise to such Account or Performance Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account or Performance Account have not been performed by Borrower and accepted by the Account Debtor or the Account and/or Performance Account otherwise does not represent a final sale; (xiv) with respect to any Performance Account, it remains uninvoiced for more than 30 days; (xv) the Account or Performance Account is evidenced by chattel paper or an instrument of any kind, or has

                                     A-1-7
     been reduced to judgment; (xvi) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account and/or Performance Account; (xvii) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof to any date that is more than 90 days after the original invoice date; or (xviii) with respect to any Accounts and/or Performance Accounts arising out of fixed cost contracts, the total unpaid amount of all such Accounts and/or Performance Accounts exceeds $2,352,941, to the extent of such excess.

          Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety or environmental matters applicable to Borrower or its Subsidiaries.

          Equipment - has the meaning assigned thereto under the UCC.

          Equus - as defined in the recitals to the Agreement.

          Equus Intercreditor Agreement - that certain Intercreditor Agreement executed on or about the Closing Date by Equus, Agent and Lenders.

          Equus Settlement Agreement - as defined in the recitals to the Agreement.

          Equus Subordinated Debt Restructuring - as defined in the recitals to the Agreement.

          Equus Term Note - as defined in the recitals to the Agreement.

          ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

          Eurodollar Loan - a Loan which bears interest based upon LIBOR.

          Event of Default - as defined in Section 10.1 of the Agreement.

          Excess Cash Flow - with respect to any fiscal period of Borrower, the amount derived by subtracting regularly scheduled payments of principal on Indebtedness for Money Borrowed and Capital Expenditures which are not financed for such fiscal period from Borrower's consolidated net earnings (or loss) before depreciation, amortization and other non-cash charges for said period (but excluding any extraordinary items for such fiscal period) as determined in accordance with GAAP.

          Excess Interest - as defined in Section 2.1.3(B) of the Agreement.

          Existing Equus Subordinated Debt - as defined in the recitals to the Agreement.

          Financial Asset - has the meaning assigned thereto under the UCC.

                                     A-1-8

          Fixed Charge Ratio - means, with respect to Borrower, the ratio of (a) EBITDA, to (b) the sum of (i) all scheduled principal and interest payments due in respect of the Loans during such period, (ii) all scheduled payments due in respect of the Trade Creditor Term Debt (as hereinafter defined) during such period (excluding any payments made in respect of such Trade Creditor Term Debt from monies received from ARAMCO Services Company to the extent that such monies relate to change orders associated with ARAMCO Services Company's Saudi Arabian project), (iii) any payments actually made in cash on any Senior Debt (other than the Loans) or Subordinated Debt during such period, (iv) any payments made in respect of the PAL Note during such period, if and to the extent permitted by Agent, (v) the amount of any unfinanced Capital Expenditures incurred by Borrower and its Subsidiaries during such period, and (vi) payments made in cash during such period with respect to the income tax expense of Borrower and/or its Subsidiaries.

          Fixture - has the meaning assigned thereto under the UCC.

          Foreign Lender - as defined in Section 3.9(C) of the Agreement.

          GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

          General Intangibles - has the meaning assigned thereto under the UCC.

          Goods - has the meaning assigned thereto under the UCC.

          Guarantor - individually and collectively, IDSC, each of the New Borrowers and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

          Guaranty Agreement - those certain Guaranty Agreements, each dated as of the date hereof, executed by IDSC and each of the New Borrowers, in form and substance satisfactory to Lenders.

          Hedging Agreement - any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange or rate protection agreement or any option with respect to such transaction.

          IDSC - as defined in the recitals to the Agreement.

          IDSC Merger - as defined in the recitals to the Agreement.

          IDSC Merger Agreement - as defined in the recitals to the Agreement.

          IDSC Houston Real Property - real estate and building situated at 10500 Windfern Road, Houston, Texas 77064, presently used as a manufacturing facility for Thermaire.

                                     A-1-9

          Indebtedness - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including Capitalized Lease Obligations; (ii) all obligations of other Persons which such Person has guaranteed; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of Borrower (without duplication), the Obligations.

          Indemnified Persons - as defined in Section 11.2 of the Agreement.

          Instrument - has the meaning assigned thereto under the UCC.

          Intellectual Property - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

          Interest Expense - with respect to any fiscal period, the interest expense incurred for such period as determined in accordance with GAAP plus Letter of Credit and LC Guaranty fees owing for such period.

          Inventory - has the meaning assigned thereto under the UCC.

          Investment Property - has the meaning assigned thereto under the UCC.

          LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

          LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

                                    A-1-10

          Lender Addition Agreement - means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Commitments and other interests under this Agreement and the other Loan Documents substantially in the form of Exhibit S hereto.

          Letter of Credit - any letter of credit issued by Agent or any of Agent's Affiliates for the account of Borrower.

          Letter of Credit Rights - has the meaning assigned thereto under the UCC Revisions.

          Letter of Non-Exemption - as defined in Section 3.9(C) of the Agreement.

          LIBOR - with respect to a Eurodollar Loan for the relevant LIBOR Interest Period, a rate per annum equal to the quotient of the following:
     (i) the rate at which deposits in U.S. dollars in immediately available funds are offered by Agent or Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of the Eurodollar Loan and having a maturity approximately equal to the LIBOR Interest Period, divided by (ii) the difference of one (1) minus the Reserve Requirement.

          LIBOR Interest Period - with respect to a Eurodollar Loan, a period of one (1), two (2), or three (3) months commencing on a Business Day selected by Borrower pursuant to this Agreement; provided, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the immediately preceding Business Day; and
     (ii) any LIBOR Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall, subject to clauses (iii) below and (i) above, end on the last Business Day of a calendar month; and (iii) any LIBOR Interest Period which would otherwise end after the termination of the Agreement, shall end on the termination of the Agreement. No LIBOR Interest Period for the Term Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Note unless the sum of the aggregate Revolving Credit Loans consisting of Base Rate Loans equals or exceeds the principal amount required to be paid on the Term Note on such date.

          Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to

                                    A-1-11
     which title to the Property has been retained by or vested in some other Person for security purposes.

          Loan Account - the loan account established on the books of Agent pursuant to Section 3.5 of the Agreement.

          Loan Documents - the Agreement and the Other Agreements.

          Loan Party - Borrower and Guarantor and each other Person (other than Agent or any Lender) who is (i) at any time a party to any Loan Document, and (ii) obligated with respect to payment of the Obligations.

          Loans - all loans and advances of any kind made by Lenders pursuant to the Agreement.

          Losses - as defined in Section 11.2 of the Agreement.

          Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (a) has a material adverse effect upon the business, operations, Properties, condition (financial or otherwise) or business prospects of IDSC and its Subsidiaries taken as a whole; (b) has any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Loan Documents; (c) has or may be reasonably expected to have any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Agent with respect to the Collateral or any material part thereof or the priority of such Liens; (d) materially impairs the ability of IDSC or any Subsidiary of IDSC or any other Loan Party to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of the Obligations when due; or (e) materially impairs the ability of Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

          Maximum Legal Rate - as defined in Section 2.1.3(A) of the Agreement.

          Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

                                    A-1-12

          Mortgages - each respective mortgage or deed of trust executed or to be executed by Borrower in favor of Agent, and by which Borrower shall grant and convey to Agent, as security for the Obligations, a Lien upon all real Property owned in fee by Borrower, including, without limitation, the real Property owned in fee by Borrower and located in Beaumont, Texas, Houston, Texas and Baton Rouge, Louisiana.

          Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

          New Mortgages - has the meaning set forth in Section 5.4 of this Agreement.

          Notes  collectively, the Term Notes and the Revolving Notes.

          Obligations - all Loans, and all other advances, debts, liabilities, obligations, covenants and duties (including, without limitation, amounts owing by any Loan Party to Fleet or to Agent or to Bank or any other Affiliate of Agent under or otherwise in connection with any Hedging Agreement or in relation to or otherwise arising in connection with cash management services and related functions provided by such Person to such Loan Party), together with all interest, fees and other charges thereon, owing, arising, due or payable from any Loan Party to Agent or any Lender or Bank or any other Affiliate of Agent or Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the Agreement or any of the other Loan Documents, and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

          Organizational ID Number - with respect to IDSC and each Subsidiary of IDSC, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

          Original Borrower Obligations - as defined in Section 1.7 of the Agreement.

          Original Loan Agreement - as defined in the recitals to the Agreement.

          Original Term - as defined in Section 4.1 of the Agreement.

          Other Agreements - any and all agreements, instruments and documents (other than this Agreement), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

          Out-of-Formula Condition - at any date of determination thereof, a condition such that the outstanding principal amount of Revolving Credit Loans plus the LC Amount on such date exceeds the Borrowing Base on such date.

          PAL - Petrocon Arabia Ltd., a limited liability company organized under the laws of Saudi Arabia.

                                    A-1-13

          PAL Note - the Non-Negotiable Subordinated Promissory Note, dated March 9, 2000, in the original principal amount of $937,230, executed by Petrocon in favor of PAL, as in effect on the Closing Date.

          Participant - each Person who shall be granted the right by any Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Agent and such Lender.

          Payment Intangibles - has the meaning assigned thereto under the UCC Revisions.

          PEI Acquisition - as defined in the recitals to the Agreement.

          Performance Accounts - means the amount to be payable to Borrower, without duplication, with respect to unbilled accrued time of Borrowers' employees which, but for the presentment of a billing statement, is absolutely and unconditionally due and payable to Borrower. A Performance Account shall be deemed converted to an Account upon the invoicing thereof.

          Permitted Lien - a Lien of a kind specified in Section 8.2.5 of the Agreement.

          Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed Two Hundred Thousand Dollars ($200,000). For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

          Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

          Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

          Pro Rata Share - means (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Total Loan Commitment of a Lender by (ii) the Total Loan Commitments of all Lenders, in either case as such percentage may be adjusted by assignments permitted pursuant to Section 11.1; provided, however, if any Commitment is terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Lender's outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment.

                                    A-1-14

          Proceeds - has the meaning assigned thereto under the UCC.

          Properly Contested - in the case of any Indebtedness of a Loan Party (including any Taxes) that is not paid as and when due or payable by reason of such Loan Party's bona fide dispute concerning its liability to pay same or concerning the amount thereof, that (i) such Indebtedness and any Liens securing same are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) such Loan Party has established appropriate reserves as shall be required in conformity with GAAP, (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Loan Party; (iv) no Lien is imposed upon any of such Loan Party's assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law); (v) if the Indebtedness results from the entry, rendition or issuance against a Loan Party or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely to such Loan Party, such Loan Party forthwith pays such Indebtedness and all penalties and interest in connection therewith.

          Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

          Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

          Rentals - as defined in Section 8.2.13 of the Agreement.

          Replacement Lender - as defined in Section 3.14(A) of the Agreement.

          Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

          Requisite Lenders - means Lenders holding or being responsible for sixty-six and two-thirds percent (66.66%) or more of the sum of (a) all outstanding Loans (b) the outstanding LC Amount and (c) all unutilized Commitments.

                                    A-1-15

          Reserve Requirement - at any date of determination, that percentage (expressed as a decimal fraction), if any, which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the maximum reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to eurocurrency liabilities or eurocurrency funding. Each determination by Lender of the Reserve Requirement shall be provided to Borrower and, in the absence of manifest error, be conclusive and binding. Any Reserve Requirement shall be determined in accordance with Lender's customary practice and applied on a consistent basis.

          Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

             (i) investments in one or more Subsidiaries of IDSC to the extent existing on the Closing Date;

             (ii) Property to be used in the ordinary course of business;

             (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

             (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

             (v) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

             (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

          Revolving Credit Loan - a Loan made by Lenders as provided in Section
     1.1 of the Agreement.

          Revolving Loan Commitment - means (a) as to any Lender, the commitment of such Lender to make Revolving Credit Loans pursuant to Section 1.1.1, and to purchase participations in Letters of Credit pursuant to Section 1.4 in the aggregate amount set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all

                                    A-1-16

     Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans and to purchase participations in Letters of Credit.

          Revolving Note - the Amended and Restated Secured Promissory Note(s) (Revolving Credit Loan) to be executed by Borrower on or about the Closing Date in favor of Lenders to evidence the Revolving Credit Loans, which shall be in the form of Exhibit A-1 to the Agreement.

          RPM Earnout Payment - means those certain earnout payments to be made by Petrocon to Willie E. Rigsby and Robert A,. Marks pursuant to (i)
     Section 1.6 of the Stock Purchase Agreement or (ii) as otherwise agreed by the parties; provided, that (x) the principal amount of the earnout payments are not increased above the principal amount set forth in Section
     1.6 of the Stock Purchase Agreement and (y) the scheduled date of such earnout payments are not accelerated as compared to the payment dates set forth in Section 1.6 of the Stock Purchase Agreement.

          RPM Stock Purchase Agreement - means that certain Stock Purchase Agreement, dated as of October 17, 1996, by and among Petrocon, Willie E. Rigsby and Robert A. Marks, as in effect on the Closing Date.

          Schedule of Accounts - as defined in Section 6.2.1 of the Agreement.

          Scheduled Accounts Payable - means those certain accounts payable of Borrower listed on Exhibit T attached hereto and made a part hereof.

          Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

          Security Entitlement - has the meaning assigned thereto under the UCC.

          Senior Debt - all Indebtedness for Money Borrowed, excluding any Subordinated Debt.

          Software - has the meaning assigned thereto under the UCC Revisions.

          Solvent - as to any Person, such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

          Stock Pledge Agreements - Collectively, (i) the Stock Pledge Agreement which is to be executed by Petrocon on the Closing Date, in favor of Agent, for the benefit of Lenders, in form and substance satisfactory to Agent, pursuant to which Petrocon shall pledge all of its right, title and interest in and to the capital stock of each of its Subsidiaries (whether wholly or partially owned), and (ii) the Stock Pledge Agreement which is to be executed by Petrocon on the Closing Date, in favor of Agent, for the

                                    A-1-17
     benefit of Lenders, in form and substance satisfactory to Agent, pursuant to which Petrocon shall pledge all of its right, title and interest in and to its equity interest in PAL (whether wholly or partially owned), and
     (iii) the Stock Pledge Agreement which is to be executed by IDSC on the Closing Date, in favor of Agent, for the benefit of Lenders, in form and substance satisfactory to Agent, pursuant to which IDSC shall pledge all of its right, title and interest in and to the capital stock of each of IDS Engineering, Thermaire, Data, and Constant Power and (iv) the Stock Pledge Agreement, or equivalent document, which is to be executed by IDSC on the Closing Date, in favor of Agent, for the benefit of Lenders, in form and substance satisfactory to Agent, pursuant to which IDSC shall pledge all its right, title and interest in and to the equity ownership of Management, and (v) the Stock Pledge Agreement, which is to be executed by Management on the Closing Date, in favor of Agent, for the benefit of Lenders, in form and substance satisfactory to Agent, pursuant to which Management shall pledge all of its right, title and interest in and to all capital stock of Petrocon.

          Subordinated Debt - Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, including without limitation, any Indebtedness owing to Equus which is covered by the provisions of the Equus Intercreditor Agreement.

          Subordination Agreements - means, collectively, (a) the Equus Intercreditor Agreement, and (b) a subordination agreement in form and substance satisfactory to Agent and its counsel in connection with any and all Indebtedness now or hereafter owing by Borrower to any officer or shareholder of Borrower.

          Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, 50% or more of the Voting Stock at the time of determination. For purposes of this Agreement, PAL and Petrocon FSC, Ltd. shall not be deemed to be Subsidiaries of any Borrower.

          Supporting Obligation - has the meaning assigned thereto under the UCC Revisions.

          Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including, without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

          Tax Liabilities - as defined in Section 3.9(A) of the Agreement.

          Term Loan - the Loan described in Section 1.2 of the Agreement.

          Term Loan Commitment - means (a) as to any Lender, such Lender's Pro Rata share of the Term Loan in the amount set forth on the signature page of this Agreement

                                    A-1-18
     opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate amount of the Term Loan.

          Term Note - that certain Term Note, dated June 15, 1999, in the original principal amount of $5,000,000, executed by the Original Borrowers, in favor of Lenders, as renewed, modified, supplemented and restated from time to time.

          Total Credit Facility - on any date, $15,522,285.70, less the amount of any principal payments made from time to time after the Closing Date in respect of the Term Loan.

          Total Loan Commitment - means as to any Lender the aggregate commitments of such Lender with respect to its Revolving Loan Commitment and Term Loan Commitment.

          Total Revolving Credit Facility - Fifteen Million Dollars
     ($15,000,000).

          Trade Creditor Term Debt - means any trade credit that has been converted into term Indebtedness and which provides for payment terms of twelve (12) months or more.

          Transactions - as defined in the recitals to the Agreement.

          Type of Organization - with respect to IDSC or any Subsidiary of IDSC, the kind or type or type of entity by which such Person is organized, such as a corporation or limited liability company.

          UCC - the Uniform Commercial Code as in effect in the State of Texas on the date of this Agreement, as the UCC may be amended or otherwise modified, including by the UCC Revisions.

          UCC Revisions - the revisions to Article 9 and other Articles of the Uniform Commercial Code, as adopted by the State of Texas, effective July 1, 2001.

          Uncertificated Security - has the meaning assigned thereto under the UCC.

          Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          Voting Stock Equivalents - Any option, warrant, right or similar security immediately exercisable into, exchangeable for, or convertible into Voting Stock.

          OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

                                    A-1-19

          CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. Wherever the phrase "including" shall appear in the Agreement, such word shall be understood to mean "including, without limitation."

          THE TERM "BORROWER" OR "BORROWERS". All references to "Borrower" or "Borrowers" herein shall refer to and include each of IDS Engineering, Thermaire, Constant Power, Data, Management, Petrocon, Triangle, Petrocon Systems, Petrocon Louisiana, RPM, Petrocon Construction, Petrocon Technologies and Alliance separately and all representations contained in the Agreement shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth in the Agreement shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to Agent and/or Lenders by any Borrower shall be deemed to be ratified by, consented to and also delivered by the other Borrower. Each Borrower recognizes and agrees that each covenant and agreement of "Borrower" or "Borrowers" under the Agreement and the other Loan Documents shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly, or against each Borrower separately. Without limiting the terms of the Agreement and the other Loan Documents, security interests granted under the Agreement and other Loan Documents in properties, interests, assets and collateral shall extend to the properties, interests, assets and collateral of each Borrower. Similarly, the term "Obligations" shall include, without limitation, all obligations, liabilities and indebtedness of such Persons, or any one of them, to Agent and/or Lenders, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual.
Also, without limiting the terms of the Agreement and for clarification, unless the context indicates otherwise, all obligations for the payment of fees, principal and interest, and the requirements to make deliveries to Agent and Lenders, shall apply to the Borrowers collectively without duplication, and all financial covenants under the Agreement, amounts set forth in the Agreement, and financial statements delivered pursuant to the Agreement shall apply to the Borrowers on a consolidated basis. Furthermore, with respect to any reference to an agreement or document to which Borrower is a party, "Borrower" shall mean any one of the Borrowers under the Agreement and shall not be deemed an inaccurate reference because another Borrower fails to be a party thereto. Notwithstanding the foregoing, the provisions of this paragraph are subject to and limited by the provisions of Section 1.7 of the Agreement.

                                    A-1-20

                                 LIST OF EXHIBITS

Exhibit A-1 Revolving Note
Exhibit B   IDSC's and each Subsidiary's Business Locations
Exhibit C   Jurisdictions in which IDSC and Its Subsidiaries are Authorized to do Business
Exhibit D   Capital Structure of IDSC
Exhibit E   Names
Exhibit F   Tax Identification Numbers of IDSC and IDSC's Subsidiaries
Exhibit G   Patents, Trademarks, Copyrights and Licenses
Exhibit H   Contracts Restricting IDSC's and its Subsidiaries Right to Incur
            Debts
Exhibit I   Litigation
Exhibit J   Capitalized Leases
Exhibit K   Operating Leases
Exhibit L   Pension Plans
Exhibit M   Collective Bargaining Agreements; Labor Controversies
Exhibit N   Compliance Certificate
Exhibit O   Permitted Indebtedness
Exhibit P   Permitted Liens
Exhibit Q   Borrowing Notice
Exhibit R   Compliance with Laws
Exhibit S   Lender Addition Agreement
Exhibit T   Scheduled Accounts Payable

                                    A-1-21